Filed Pursuant to Rule 424(b)(5)
Registration No. 333-194653

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 1, 2014

PROSPECTUS    SUPPLEMENT

(to Prospectus dated March 18, 2014)

3,500,000 Shares

National Health Investors, Inc.

Common Stock

We are selling 3,500,000 shares of our common stock. Our common stock is listed on the New York Stock Exchange (“NYSE”) under the trading symbol “NHI.” The last reported sales price of our common stock on the NYSE on November 28, 2014 was $66.28 per share.

To preserve our status as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, there are restrictions on the ownership and transfer of our common stock. See “Description of Capital Stock We May Offer—Restrictions on Transfer and Ownership of Stock” in the accompanying prospectus.

Investing in our common stock involves a high degree of risk. Before making a decision to invest in our common stock, you should carefully read and consider the information under the caption “Risk Factors” beginning on page S-10 of this prospectus supplement and in the reports we file with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Per Share	Total
Price to public	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

The underwriters have an option to purchase up to an additional 525,000 shares of our common stock from us at the price to public, less the underwriting discounts and commissions, within 30 days of the date of this prospectus supplement. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $        , and total proceeds to us, before expenses, will be $        .

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about December     , 2014.

BofA Merrill Lynch	J.P. Morgan	Wells Fargo Securities

Prospectus Supplement dated December     , 2014.

You should rely only on the information contained in or incorporated, or deemed to be incorporated, by reference into this prospectus supplement, the accompanying prospectus and any related free writing prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell shares of

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common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated, or deemed to be incorporated, by reference is accurate only as of the respective dates of such documents or such other dates as may be specified therein. Our business, financial condition, results of operations, liquidity and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to or updates the information contained in the accompanying prospectus and the documents incorporated, or deemed to be incorporated, by reference into this prospectus supplement and in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to this offering. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus or any document incorporated, or deemed to be incorporated, by reference herein and therein that was filed prior to the date hereof, the information in this prospectus supplement shall control. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described below under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

All references in this prospectus to “NHI,” “we,” “us” or “our” mean National Health Investors, Inc. and its consolidated subsidiaries.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus certain information we file with the SEC. This means that we can disclose important information to you by referring you to other documents that we file with the SEC. The information may include documents filed after the date of this prospectus supplement, but prior to the termination of this offering, which update and supersede the information in this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below and other documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 of Form 8-K), prior to the termination of this offering:

•	Our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 18, 2014 (as amended by the Annual Report on Form 10-K/A filed with the SEC on February 24, 2014 and the Annual Report on Form 10-K/A filed with the SEC on July 21, 2014);

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, filed with the SEC on May 5, 2014 (as amended by the Quarterly Report on Form 10-Q/A filed with the SEC on May 8, 2014), August 4, 2014 and November 3, 2014, respectively;

•	Our Current Reports on Form 8-K, filed with the SEC on January 3, 2014, January 27, 2014, February 14, 2014 (as amended by the Current Report on Form 8-K/A filed with the SEC on February 14, 2014), February 20, 2014, March 18, 2014, March 20, 2014, March 25, 2014 (with respect to Item 1.01), March 31, 2014, May 5, 2014 (one Form 8-K filing Item 8.01), May 6, 2014 (two filings), June 5, 2014, August 4, 2014 (one Form 8-K filing Item 8.01), November 3, 2014 (one Form 8-K filing Item 8.01), December 1, 2014 and our Current Report on Form 8-K/A filed with the SEC on March 3, 2014 which amends the Current Report on Form 8-K filed with the SEC on December 24, 2013; and

•	The description of our common stock contained in our Form 10, as amended by Form 8-A that became effective with the SEC in October 1991 and any amendment or report filed for the purpose of updating such description, including the description of amendments to our charter contained in our proxy statements dated March 20, 2009 and March 18, 2014, respectively.

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Any statement contained in this prospectus supplement, the accompanying prospectus or in a document incorporated, or deemed to be incorporated, by reference in this prospectus supplement or the accompanying prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus supplement or the accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus or in any subsequently filed document that also is, or is deemed to be, incorporated by reference in this prospectus supplement or the accompanying prospectus modifies, supersedes, or replaces such statement. Any statement so modified, superseded, or replaced shall not be deemed, except as so modified, superseded, or replaced, to constitute a part of this prospectus supplement or the accompanying prospectus.

We will provide without charge to each person to whom a copy of this prospectus supplement and the accompanying prospectus is delivered, upon that person’s written or oral request, a copy of any or all of the information incorporated, or deemed to be incorporated, by reference in this prospectus supplement and the accompanying prospectus (other than exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents). Requests should be directed to:

Roger R. Hopkins, CPA

National Health Investors, Inc.

222 Robert Rose Drive

Murfreesboro, Tennessee 37129

(615) 890-9100

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and, therefore, we file annual, quarterly and current reports, proxy statements and other documents with the SEC. You may read and copy any of the reports, proxy statements and any other information that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at http://www.sec.gov that contains reports, proxies, information statements and other information regarding registrants, including us, that file electronically with the SEC. In addition, copies of our SEC filings are available through our website, www.nhireit.com, as soon as reasonably practicable after filing with the SEC. The information contained on our website is not part of, or incorporated by reference into, this prospectus supplement or the accompanying prospectus. Reports, proxies, information statements and other information about us may also be inspected at the NYSE, 20 Broad Street, New York, New York 10005.

This prospectus supplement and the accompanying prospectus are a part of a registration statement on Form S-3 that we filed under the Securities Act of 1933, as amended (the “Securities Act”) and, as permitted by the SEC’s rules, do not contain all of the information set forth in the registration statement. We have also filed exhibits and schedules to the registration statement which are excluded from this prospectus supplement and the accompanying prospectus, you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect or obtain a copy of the registration statement, including the exhibits and schedules, as described in the immediately preceding paragraph.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus supplement and the accompanying prospectus and in the information incorporated by reference in this prospectus supplement and the accompanying prospectus that are not historical factual statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include this note for purposes of complying with those provisions. Forward-looking statements include, among other things, statements regarding our intent, belief or expectations, as identified by the use of words such as “may,” “will,” “project,” “expect,” “believe,” “intend,” “anticipate,” “seek,” “forecast,” “plan,” “estimate,” “could,” “would,” “potential,” “should” or the negatives of such words. Readers are cautioned that, while forward-looking statements reflect our good faith beliefs and assumptions based upon current information, we can give no assurance that our expectations or forecasts will be attained. Therefore, readers should be mindful that forward-looking statements are not guarantees of future performance and that they are subject to known and unknown risks and uncertainties that are difficult to predict. As more fully set forth under the heading “Risk Factors” in this prospectus supplement, our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, factors that may cause our actual results to differ materially from the expectations expressed in or implied by the forward-looking statements include:

•	We depend on the operating success of our customers (facility operators) for collection of our revenues;

•	We are exposed to the risk that our tenants and borrowers may not be able to make the rent, principal and interest or other payments due to us, which may result in an operator bankruptcy or insolvency, or that an operator might become subject to bankruptcy or insolvency proceedings for other reasons;

•	We are exposed to risks related to governmental regulations and payors, principally Medicare and Medicaid, and the effect that lower reimbursement rates will have on our tenants’ and borrowers’ business;

•	We are exposed to the risk that the cash flows of our tenants and borrowers will be adversely affected by increased liability claims and general and professional liability insurance costs;

•	We are exposed to risks related to environmental laws and the costs associated with the liability related to hazardous substances;

•	We are exposed to the risk that we may not be indemnified by our lessees and borrowers against future litigation;

•	We depend on the success of future acquisitions and investments;

•	We may be unable to successfully complete the pending acquisition of the Senior Living Communities Portfolio (as defined herein);

•	The Senior Living Communities Portfolio may not perform in accordance with our expectations, and Senior Living Communities and the Guarantors (each as defined herein) may not be able to meet their obligations to us;

•	We depend on the ability to reinvest cash in real estate investments in a timely manner and on acceptable terms;

•	We may need to incur more debt in the future, which may not be available on terms acceptable to us or at all;

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•	We have covenants related to our indebtedness which impose certain operational limitations on us, and a breach of those covenants could materially adversely affect our financial condition, liquidity and results of operations;

•	We are exposed to the risk that the illiquidity of real estate investments could impede our ability to respond to adverse changes in the performance of our properties;

•	We are exposed to risks associated with our investments in unconsolidated entities, including our lack of sole decision-making authority and our reliance on the financial condition and liquidity of other interests;

•	We depend on revenues derived mainly from leases and mortgage and other note investments that generate specified revenues pursuant to contractual terms, while our debt capital used to finance such investments is primarily at variable rates; this circumstance creates interest rate risk to us;

•	We are exposed to the risk that our assets may be subject to impairment charges;

•	We depend on the ability to continue to qualify as a REIT;

•	We depend on the success of property development and construction activities which may fail to achieve the operating results we expect;

•	We have ownership limits in our charter with respect to our common stock and other classes of capital stock which may delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or might otherwise be in the best interests of our stockholders; and

•	We are subject to certain provisions of Maryland law and our charter and bylaws that could hinder, delay or prevent a change in control transaction, even if the transaction involves a premium price for our common stock or our stockholders believe such transaction to be otherwise in their best interests.

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SUMMARY

This summary highlights information about us and the shares of our common stock being offered by this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all the information that you should consider before making a decision to invest in our common stock. As a result, you should carefully read this entire prospectus supplement, including the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections, as well as the accompanying prospectus and the documents incorporated, or deemed to be incorporated, herein and therein by reference, including the information under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, before deciding whether to invest in our common stock.

Our Company

National Health Investors, Inc., incorporated under the laws of Maryland in 1991, is a real estate investment trust (“REIT”) which invests in income-producing health care properties, primarily in the long-term care and senior housing industries. As of September 30, 2014, our portfolio consisted of real estate, mortgage and note investments, and investments in the preferred stock and marketable securities of other REITs. We are a self-managed REIT investing in health care real estate or in the operations thereof through independent third-party managers that generate current income to be distributed to stockholders. We have pursued this strategy by investing primarily in leased properties, loans and transactions allowed by the REIT Investment Diversification and Empowerment Act of 2007 (“RIDEA”). These investments include senior housing (assisted living, independent living and senior living campuses (campuses that include skilled nursing beds combined with an independent living facility that provides basic room and board functions for elderly residents)), skilled nursing facilities, hospitals and medical office buildings, all of which are collectively referred to herein as “health care facilities.” We typically fund these investments through three sources of capital: (1) debt financing, including bank lines of credit and ordinary term debt; (2) the sale of equity securities; and (3) current cash flow.

As of September 30, 2014, our continuing operations included investments in real estate and mortgage and other notes receivable in 174 health care facilities located in 30 states consisting of 97 senior housing communities, 71 skilled nursing facilities, four hospitals, two medical office buildings and other notes receivable. These investments (excluding our corporate office with an original cost of $899,000) consisted of properties with an original cost of approximately $1.5 billion, rented under triple-net leases to 24 lessees, and approximately $60.7 million aggregate carrying value of mortgage and other notes receivable due from 14 borrowers. As of September 30, 2014, we had investments in mortgage notes receivable with a carrying value of approximately $35 million secured by 11 health care facilities (through mortgages and UCC liens on the personal property located at the facilities) and other notes receivable with a carrying value of approximately $25.8 million guaranteed by significant parties to the applicable notes or by cross-collateralization of properties with the same owner.

Nature of Investments

We continually seek to diversify our portfolio of owned properties geographically, by tenant and by facility type. Since 2009 we have sought to selectively decrease our exposure to government reimbursement risk by increasing our ownership of properties in the assisted living and independent living sectors, which typically derive a significant portion of their revenue from private payors, and placing less emphasis on investments in properties that derive a significant portion of their revenue from governmental reimbursement programs, primarily Medicare and Medicaid. While we will occasionally acquire skilled nursing facilities that we believe are in good physical condition, well located and operated by experienced operators, our current investment focus is on acquiring assisted living and memory care facilities, independent living facilities and senior housing campuses which contain two or more facility types.

Our leases are typically triple-net leases on single-tenant properties with an initial leasehold term of 10 to 15 years with one or more 5-year renewal options. Our investments may also take the form of acquisitions of properties from other real estate investors, as mortgage loans or, in operations, through structures allowed by RIDEA. We also selectively provide construction loans for facilities that we have committed to finance on a long-term basis or where the facility operator has agreed to enter into a lease with us upon completion of the construction.

We own an 85% equity interest in a consolidated subsidiary that owns 31 assisted living and memory care facilities. The facilities are leased to an operating company, in which we also own an 85% ownership interest through a taxable REIT subsidiary, but do not control. An affiliate of Bickford Senior Living (“Bickford”) owns the remaining 15% equity interest in both the subsidiary that owns these facilities and in the operating company. This investment with Bickford is structured to comply with the provisions of RIDEA, which permits us to receive rent payments through a triple-net lease between a property company and an operating company and gives us the potential for incremental return through our ownership interest in the operating company.

Portfolio

The following tables summarize our investments in real estate and mortgage and other notes receivable as of and for the nine months ended September 30, 2014:

	Properties	Beds/Units/ Sq. Ft.(1)	Revenue ($ in thousands)
Real Estate Properties
Assisted Living	61	3,043	$29,371
Senior Living Campus	5	797	5,247
Independent Living	28	3,114	33,842

Senior Housing Communities	94	6,954	68,460
Skilled Nursing Facilities	64	8,370	48,480
Hospitals	3	181	5,659
Medical Office Buildings	2	88,517	736

Total Real Estate Properties	163		$123,335

Mortgage and Other Notes Receivable
Assisted Living	3	310	$764
Senior Living Campus	—	76	30

Senior Housing Communities	3	386	794
Skilled Nursing Facilities	7	594	1,041
Hospital	1	70	900
Other Notes Receivable	—	—	2,523

Total Mortgage and Other Notes Receivable	11		5,258

Total Portfolio	174		128,593

(1)	Square feet for medical office buildings.

	Properties	Revenue %	Revenue ($ in thousands)
Portfolio Summary
Real Estate Properties	163	95.9%	$123,335
Mortgage and Other Notes Receivable	11	4.1%	5,258

Total Portfolio	174	100.0%	$128,593

Summary of Facilities by Type
Assisted Living	64	23.4%	$30,134
Independent Living	28	26.3%	33,842
Senior Living Campus	5	4.1%	5,278

Senior Housing Communities	97	53.8%	69,254
Skilled Nursing Facilities	71	38.5%	49,521
Hospitals	4	5.1%	6,559
Medical Office Buildings	2	0.6%	736
Other	—	2.0%	2,523

Total Real Estate Portfolio	174	100.0%	$128,593

Portfolio by Operator Type
Public	53	26.7%	$34,256
National Chain (Privately-Owned)	29	28.9%	37,149
Regional	82	39.4%	50,708
Small	10	5.0%	6,480

Total Real Estate Portfolio	174	100.0%	$128,593

We invest a portion of our funds in the preferred and common shares of other publicly-held healthcare REITs to ensure a substantial portion of our assets are invested for real estate purposes. As of September 30, 2014, such investments had a carrying value of approximately $51.4 million.

Principal Executive Offices

Our executive offices are located at 222 Robert Rose Drive, Murfreesboro, Tennessee 37129, and our telephone number is (615) 890-9100.

Recent Developments

Pending Acquisition of Senior Living Communities Portfolio

Acquisition Overview and Anticipated Financing. On December 1, 2014, we entered into an Asset Purchase Agreement, relating to the acquisition of a portfolio of eight retirement communities, five of which are continuing care retirement communities (the “Senior Living Communities Portfolio”), with a total of 1,671 units, from Health Care REIT, Inc. and certain of its affiliates for a cash purchase price of $476 million (excluding certain acquisition costs, which we estimate to be approximately $2 million). The acquisition is being made pursuant to a pre-existing purchase option held by Senior Living Communities, LLC (“Senior Living Communities”), which manages the Senior Living Communities Portfolio through its affiliate, the Maxwell Group, Inc. (“Maxwell Group”), an experienced manager of continuing care retirement communities. On December 1, 2014, we also entered into a triple-net master lease with Senior Living Communities relating to the Senior Living Communities Portfolio, and subsidiaries of Senior Living Communities are expected to enter into a management agreement with the Maxwell Group, pursuant to which the Maxwell Group will continue to manage the facilities. Through the Maxwell Group, Senior Living Communities and its affiliates operate nine retirement communities located in South Carolina, North Carolina, Florida, Georgia and Indiana. In addition, as described below, in connection with the acquisition, we expect to provide a $15 million working capital line of credit to finance construction projects within the Senior Living Communities Portfolio, including building additional units at several of the communities in the portfolio.

We expect our acquisition of the Senior Living Communities Portfolio to close on or before December 31, 2014; however, the acquisition is subject to various conditions, and no assurance can be given that the acquisition will be completed on the terms described in this prospectus supplement or at all.

In connection with the acquisition, we expect to obtain a senior unsecured credit facility in the amount of $225 million from an affiliate of a large insurance company. We expect to borrow the full amount available under this facility in two non-amortizing senior unsecured term loans. We expect to use the net proceeds from these term loans to fund a portion of the purchase price of our pending acquisition of the Senior Living Communities Portfolio. One term loan is expected to be for $125 million, with a maturity in December 2022 and an annual interest rate of 3.83% to 4.03%. The other term loan is expected to be for $100 million, with a maturity in December 2026 and an annual interest rate of 4.36% to 4.56%. We have not received a binding commitment letter relating to the proposed credit facility. The closing of the credit facility and funding of the term loans are subject to the negotiation of and entry into definitive documentation and, upon the execution of any such definitive documentation, we expect that the closing and funding of the term loans will be subject to certain conditions precedent; accordingly, there can be no assurance that we will obtain the credit facility and the term loans on the terms described above, including interest rates, other terms or at all. While we intend to finance our acquisition of the Senior Living Communities Portfolio with the net proceeds from this offering, borrowings under the term loans described above and borrowings of approximately $31 million under our existing $450 million revolving credit facility, we believe that we have alternative sources of financing available to us to fund all or a portion of the purchase price of the Senior Living Communities Portfolio in the event that we do not complete this offering or obtain the credit facility and term loans.

Senior Living Communities Portfolio Overview. The Senior Living Communities Portfolio consists of eight retirement communities, five of which are continuing care retirement communities, with 1,671 units located in South Carolina (four communities), North Carolina (two communities), Florida (one community) and Georgia (one community), with an average occupancy rate of 85.4% for the trailing three months ended October 31, 2014. The following table sets forth certain information about the Senior Living Communities Portfolio as of November 30, 2014:

Property	City	State	Age (Years)	Units
Brightwater	Myrtle Beach	SC	5	229
Lakes at Litchfield	Pawley’s Island	SC	16	208
Cascades Verdae	Greenville	SC	5	315
Summit Hills	Spartanburg	SC	16	225
Homestead Hills	Winston-Salem	NC	17	248
Ridgecrest	Mt. Airy	NC	17	84
Marsh’s Edge	Saint Simons Island	GA	8	192
Osprey Village	Amelia Island	FL	16	170

Total Portfolio				1,671

Master Lease Overview. On December 1, 2014, we entered into a triple-net master lease with Senior Living Communities relating to the Senior Living Communities Portfolio. For purposes of this master lease overview, references to Senior Living Communities also refer to Senior Living Communities’ subtenants permitted under the master lease. The Maxwell Group, an affiliate of Senior Living Communities, will continue to manage the facilities pursuant to a management agreement with Senior Living Communities. Under the master lease, Senior Living Communities is responsible for costs associated with operating and maintaining the Senior Living Communities Portfolio, including taxes, insurance and repair and maintenance. The term of the master lease is for 15 years following its commencement date, with Senior Living Communities having the option to extend the term for two additional five year terms. The master lease provides for cash rent in the first year of approximately $31 million, with rent to increase by 4% of the rent for the prior year in years two, three and four. Thereafter, rent will increase on an annual basis by 3% of the rent applicable for the immediately preceding year. Under the master lease Senior Living Communities is required to maintain the Senior Living Communities Portfolio and invest a minimum of $500 per unit during 2015, with such annual investment amount increasing by 3% each year thereafter.

Commencing with the quarter ending March 31, 2015, the master lease obligates Senior Living Communities and its subtenants on a consolidated basis to maintain a quarterly current ratio (current assets divided by current liabilities, exclusive of intercompany items) of 1.15:1.00. Additionally, the master lease obligates Senior Living Communities and its subtenants to maintain specified quarterly lease coverage ratios, which the master lease defines as net operating income (after assumed capital expenditures of $500 per unit (subject to increase, as described above) and a management fee equal to 5% of gross revenues) for the applicable trailing 12-month period of Senior Living Communities and its subtenants on a consolidated basis divided by the rent for such trailing 12-month period. The following sets forth information about the required quarterly lease coverage ratios under the master lease:

•	Commencing with the quarter ending March 31, 2015 through the quarter ending December 31, 2016, Senior Living Communities and its subtenants are required to have on a consolidated basis a quarterly lease coverage ratio of not less than 1.00 to 1.00.

•	From the quarter ending March 31, 2017 through the quarter ending December 31, 2017, Senior Living Communities and its subtenants are required to have on a consolidated basis a quarterly lease coverage ratio of not less than 1.15 to 1.00.

•	For the quarter ending March 31, 2018 and for each quarter thereafter during the term of the master lease, Senior Living Communities and its subtenants are required to have on a consolidated basis a quarterly lease coverage ratio of not less than 1.25 to 1.00.

The master lease also requires Senior Living Communities to place a security deposit in escrow in the amount of $10 million, which shall serve as security for Senior Living Communities’ performance of its obligations to us under the master lease. Management fees payable to the Maxwell Group, an affiliate of Senior Living Communities, will be subordinated to Senior Living Communities’ obligation to pay rent to us under the master lease. Additionally, Senior Living Communities will grant us a first priority security interest in certain personal property and receivables arising from the operations of the Senior Living Communities Portfolio, which security interest shall secure Senior Living Communities’ obligations under the master lease. The lease terms also include (i) a non-competition provision restricting, with certain exceptions, Senior Living Communities and its affiliates from leasing, owning, managing, developing or constructing independent living, assisted living, memory care or skilled nursing properties within 20 miles of any property in the Senior Living Communities Portfolio during the term of the master lease and acquiring or commencing construction of such properties within 20 miles of any property in the Senior Living Communities Portfolio for two years thereafter, (ii) restrictions on a change of control of Senior Living Communities or the Maxwell Group, subject to certain exceptions, and (iii) customary operating covenants, events of default and remedies.

Senior Living Communities’ obligations to us under the master lease will be guaranteed by the Maxwell Group and Live Long Well Care, LLC, an affiliate of Senior Living Communities (together with the Maxwell Group, the “Guarantors”). While we believe that the financial covenants contained in, and the $10 million security deposit made pursuant to, the master lease, and the guarantees enhance the security of payments owed to us thereunder, these security features may not ensure timely payment in full of all amounts due to us under the master lease or the related guarantees. See “Risk Factors—Risks Related to Our Pending Acquisition of the Senior Living Communities Portfolio—Senior Living Communities may be unable to satisfy its lease obligations to us, and there can be no assurance that the Guarantors will be able to cover any shortfall pursuant to their guarantees.”

Working Capital Line. In connection with the acquisition, we expect to provide a $15 million working capital line of credit to Senior Living Communities (the “Senior Living Communities Credit Facility”). Borrowings under the Senior Living Communities Credit Facility will be used to finance construction projects within the Senior Living Communities Portfolio, including building additional units at several of the communities in the portfolio (which we expect to acquire upon completion). Amounts outstanding under the Senior Living Communities Credit Facility will bear interest at an annual rate equal to the ten year U.S. Treasury rate plus 6.0%, and the maturity of the facility will be coterminous with the term of the master lease. We believe that the Senior Living Communities Credit Facility will further diversify our portfolio of debt investments and provide an opportunity to earn an attractive return. Additionally, to the extent borrowings under the Senior Living Communities Credit Facility are used to build additional units at several of the communities in the Senior Living Communities Portfolio, there is the potential to increase the portfolio’s net operating income and improve Senior Living Communities’ and its subtenants’ lease coverage ratio under the master lease.

Rationale for Acquisition. We believe that the acquisition of the Senior Living Communities Portfolio will enhance our business for the reasons set forth below.

•	Obtain a high quality portfolio at an attractive price. We have agreed to acquire the Senior Living Communities Portfolio for approximately $285,000 per unit, which we believe is favorable compared to replacement cost. Based on our purchase price of $476 million and cash rent of $31 million for the first year of the master lease, we estimate an initial gross yield on our investment of approximately 6.51%.

•	Well maintained portfolio. The communities in the Senior Living Communities Portfolio were built between 1997 and 2009 and have an average age of 12 years. The communities have been well maintained and, in general, are not in need of significant maintenance capital expenditure.

•	Exposure to attractive markets. The communities in the Senior Living Communities Portfolio are located in markets that we believe exhibit attractive demographic trends, and the portfolio as a whole has exhibited improving occupancy and net operating income during the last two years.

•	Increase revenue from senior housing. We believe the Senior Living Communities Portfolio provides us with an opportunity to advance our long-term strategy of increasing the proportion of our revenue attributable to non-governmental sources. Assuming completion of our acquisition of the Senior Living Communities Portfolio and entry into the related master lease occurred on January 1, 2014 (but excluding other investment and disposition activity completed during 2014), our pro forma revenue attributable to senior housing for the nine months ended September 30, 2014 would have been approximately 58%, as compared to approximately 49% on a historical basis.

•	Diversify revenue sources. For the nine months ended September 30, 2014, we derived 25%, 21%, and 12% of our revenues from Holiday Acquisition Holdings LLC (“Holiday”), National

HealthCare Corporation (“NHC”) and Bickford, respectively. Excluding the accounting effects of straight-line rent income and giving effect to the completion of our acquisition of the Senior Living Communities Portfolio and entry into the related master lease, and consummation of the other 2014 acquisition, leasing and disposition activity, as if all of such transactions took place on January 1, 2014, NHC, Holiday, Senior Living Communities, and Bickford would have contributed 19%, 17%, 16% and 11%, respectively, of our pro forma revenues for the nine months ended September 30, 2014.

•	Leverage existing size and scale. We believe that our existing presence and significant experience in three of the four states in which the communities in the Senior Living Communities Portfolio are located may allow us to increase our asset base with limited additional general and administrative costs.

•	Experienced management. The Maxwell Group was formed in 1989 and has managed each property in the Senior Living Communities Portfolio continuously since its construction. Donald O. Thompson, Jr., the principal of Senior Living Communities, has worked in the seniors housing industry since 1979.

•	Right of first offer for future business through 2019. In connection with our acquisition of the Senior Living Communities Portfolio, we expect that Senior Living Communities will grant us a right of first offer to evaluate and offer financing for any new construction projects pursued by Senior Living Communities through December 31, 2019. It is anticipated that we would finance the construction of any such properties and acquire the properties upon their completion, which we would then lease to Senior Living Communities under our master lease with Senior Living Communities or under a separate lease that is cross-collateralized and cross-defaulted with the master lease.

Recent Investment Activity

On September 30, 2014, we acquired a 25-unit assisted living community in the greater Portland, Oregon area for $5.65 million. The property is leased to and operated by affiliates of one of our existing operating partners, Chancellor Health Care, LLC, for 15 years, with the tenant having the option to extend the term for two additional 10-year terms. The lease agreement provides for rent in the first year of 8% of the purchase price, with rent to increase annually by 3% of the rent for the prior year.

On October 31, 2014, our joint venture with Bickford acquired a 101-unit assisted living and memory care community in Middleton, Ohio for $18.1 million. The acquisition involved a cash payment of $8.55 million and the assumption of $9.55 million of secured debt. The operations and leasing of the property was structured to comply with RIDEA, and the transaction expands our joint venture with Bickford to 31 communities in six states.

On November 3, 2014, we agreed to lend up to $154.5 million to finance an expansion of Timber Ridge at Talus, a continuing care retirement community in Issaquah, Washington. The financing is expected to consist of a $60 million term loan, with a 10-year maturity and a 6.75% annual interest rate that increases by 10 basis points per year after the third year of the loan, and a $94.5 million construction loan, with a 5-year maturity and an 8.0% fixed annual interest rate. The existing campus was built in 2008 and has 184 independent living apartments and 36 transitional care beds. Expansion construction is expected to add 145 independent living apartments, 26 assisted living/memory care apartments and 9 transitional care beds in addition to a swimming pool, dining room, fitness center and other amenities. We expect this financing to close by December 31, 2014, however there can be no assurance that we will consummate this loan on the terms described above, other terms or at all.

Potential Fannie Mae Refinancing

We have two mortgage loans with Fannie Mae with principal balances of $70.4 million and $7.2 million, respectively as of September 30, 2014. These loans have fixed annual interest rates of 6.85% and 7.17%, respectively, and mature on July 1, 2015. We have received non-binding indicative terms from Fannie Mae regarding a potential refinancing of our current Fannie Mae debt in the aggregate principal amount of $77.6 million. Although we have not signed a commitment letter with Fannie Mae and the indicative terms are not binding on Fannie Mae, we are actively pursuing this refinancing opportunity. Based on the non-binding indicative terms, the refinancing would involve a 10-year, non-amortizing loan at a fixed annual interest rate of 3.70% to 3.90%. The closing and funding of any Fannie Mae refinancing are subject to the negotiation of and entry into definitive documentation and, upon the execution of any such definitive documentation, we expect that the closing and funding of the refinancing will be subject to certain conditions precedent; accordingly, there can be no assurance that we will obtain this financing from Fannie Mae on the terms described above, other terms or at all.

The Offering

Common stock offered by us	3,500,000 shares.

Common stock to be outstanding after this offering	36,558,124 shares.(1)

Option to purchase additional shares	We have granted the underwriters an option to purchase up to an additional 525,000 shares of our common stock at the price to public less the underwriting discounts and commissions, which option may be exercised at any time in whole, or from time to time in part, on or before the 30th day following the date of this prospectus supplement.

Use of proceeds	We intend to use the net proceeds from this offering to fund a portion of the purchase price of our pending acquisition of the Senior Living Communities Portfolio described above under “—Recent Developments—Pending Acquisition of Senior Living Communities Portfolio” or, if the acquisition does not occur, for general corporate purposes, which may include future acquisitions or the repayment of debt. See “Use of Proceeds.”

NYSE Symbol	“NHI.”

Risk factors	See the information under the caption “Risk Factors” in this prospectus supplement, our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 for a discussion of factors you should consider before deciding to invest in our common stock.

Dividend policy	We paid a dividend of $0.77 per share of common stock with respect to the quarter ended September 30, 2014. On an annualized basis, this would be $3.08 per share of our common stock. Any future dividends will be at the sole discretion of our Board of Directors and will depend on several factors, including our results of operations, cash requirements and surplus, financial condition, covenant restrictions and other factors that our Board of Directors may deem relevant. Accordingly, no assurance can be given that our current dividend rate will be maintained. In general, our credit facilities and term loans prohibit us from paying dividends, other than cash dividends necessary to maintain our qualification for taxation as a REIT, if payment of such dividend would result in a default relating to our indebtedness.

(1)	The number of shares of our common stock to be outstanding after this offering is based on 33,058,124 shares of our common stock outstanding as of September 30, 2014, which excludes: (i) 525,000 shares of our common stock issuable upon the exercise of the underwriters’ option to purchase additional shares of our common stock; (ii) 760,635 shares of our common stock reserved for issuance under our equity incentive plans; (iii) 875,004 shares of our common stock issuable pursuant to options outstanding; and (iv) shares of our common stock that may be issued upon conversion of $200 million of our 3.25% Convertible Senior Notes due 2021, which are convertible into shares of our common stock at a conversion price of approximately $71.81 per share, subject to adjustment under certain circumstances. Our conversion obligation under our 3.25% Convertible Senior Notes due 2021 may be satisfied, at our option, in cash, shares of common stock or a combination thereof.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding to purchase common stock offered by this prospectus supplement, you should carefully consider the following risks and uncertainties, as well as those under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, which are incorporated by reference into this prospectus supplement. For information regarding where you can find these reports, see “Where You Can Find More Information” in this prospectus supplement.

The risks and uncertainties we discuss in this prospectus supplement and in the documents incorporated by reference herein are those we currently believe may materially affect us. If any of these risks and uncertainties are realized, our business, prospects, financial condition, liquidity and results of operations (including our ability to pay dividends on our common stock and to service our debt) may be materially and adversely affected, the market price of our common stock could decline significantly and you could lose all or a substantial part of your investment. Additional risks and uncertainties not presently known to us, or that we currently believe are immaterial, also may materially and adversely affect our business, prospects, financial condition, liquidity and results of operations (including our ability to pay dividends on our common stock and to service our debt).

Risks Related to Our Pending Acquisition of the Senior Living Communities Portfolio

The intended benefits of the acquisition of the Senior Living Communities Portfolio may not be realized, which could have a negative impact on our financial results and the market price of our common stock after the acquisition.

The acquisition of the Senior Living Communities Portfolio poses risks for our ongoing operations, including that:

•	senior management’s attention may be diverted from the management of daily operations to the integration of the Senior Living Communities Portfolio;

•	our future business and financial results will suffer if we do not effectively manage our expanded portfolio;

•	our level of indebtedness will increase substantially;

•	the Senior Living Communities Portfolio, which we expect to contribute a significant portion of our future rents, may not perform as well as we anticipate or we may incur unanticipated costs and expenses relating to the Senior Living Communities Portfolio;

•	the absorption of any additional units built at communities in the Senior Living Communities Portfolio may not take place as expected or at all;

•	the intended benefits of the Senior Living Communities Portfolio may not be realized as rapidly or to the extent anticipated by us or at all; and

•	unforeseen difficulties may arise in integrating the Senior Living Communities Portfolio into our existing portfolio.

Any of these matters could have a negative impact on our financial results and the market price of our common stock after the acquisition.

The acquisition of the Senior Living Communities Portfolio is subject to a number of conditions which, if not satisfied or waived, would adversely impact our ability to complete the acquisition, and unexpected delays in the consummation of the acquisition could impact our ability to timely achieve the anticipated benefits associated with the acquisition.

We expect our acquisition of the Senior Living Communities Portfolio to close on or before December 31, 2014, assuming that all of the conditions in the purchase agreement are satisfied or waived. There can be no assurance any condition to the closing of the acquisition will be satisfied or waived, if permitted, or that any event, development or change will not occur. Therefore, there can be no assurance with respect to the timing of the closing of the acquisition or whether the acquisition will be completed on the currently contemplated terms, other terms or at all. Unexpected delays in the consummation of the acquisition could impact our ability to timely achieve the anticipated benefits associated with the acquisition. Furthermore, if the acquisition is completed on terms other than those currently contemplated, we cannot assure you that those terms will not be significantly less favorable to us.

Failure to complete the acquisition of the Senior Living Communities Portfolio could negatively impact our business and financial results.

If the acquisition of the Senior Living Communities Portfolio is not completed for any reason, we may be subject to several risks, including, but not limited to, the following:

•	the incurrence of certain costs relating to the acquisition that are payable whether or not the transaction is completed;

•	anticipated benefits of the acquisition would not be realized, which could have a negative impact on the market price of our common stock after the acquisition; and

•	the focus of our management being directed toward the acquisition and integration planning instead of on our core business and other opportunities that could have been beneficial to us.

If the acquisition is not completed, these risks may materially and adversely affect our business, prospects, financial condition, liquidity and results of operations (including our ability to pay dividends on our common stock and to service our debt).

We cannot assure you that the expected term loans, which we currently expect to use to fund a portion of the purchase price of the Senior Living Communities Portfolio, or alternative sources of financing will be available on favorable terms or at all.

We will need additional debt financing, or alternative sources of financing, to complete our pending acquisition of the Senior Living Communities Portfolio. As described above, we are in discussions regarding a credit facility expected to provide for two non-amortizing senior unsecured term loans with an aggregate principal amount of $225 million. See “Summary—Recent Developments—Pending Acquisition of Senior Living Communities Portfolio—Acquisition Overview and Anticipated Financing.” We have not signed a commitment letter for such credit facility and the indicative terms are not binding on the prospective lender. Funding of such loans is subject to negotiation of and entry into definitive documentation and, upon the execution of any such definitive documentation, we expect that the closing and funding of the term loans will be subject to certain conditions precedent; accordingly, there can be no assurance that we will obtain these term loans on the currently contemplated terms, including interest rates, other terms or at all. We may incur substantial costs in pursuing the term loans or additional financing to complete our pending acquisition of the Senior Living Communities Portfolio, including legal fees, accounting fees, financial advisory and other costs. These costs may be significant and could have an adverse impact on our operating results.

Our level of indebtedness is expected to increase upon completion of the acquisition of the Senior Living Communities Portfolio and will increase the related risks we now face.

We intend to finance approximately $256 million of the purchase price of the Senior Living Communities Portfolio with additional indebtedness consisting of two non-amortizing senior unsecured terms loans with an aggregate principal amount of $225 million and borrowings of approximately $31 million under our existing revolving credit facility. See “Summary—Recent Developments—Pending Acquisition of Senior Living Communities Portfolio—Acquisition Overview and Anticipated Financing.” Accordingly, our exposure to risks associated with debt financing will significantly increase, including an increased risk that our cash flow could be insufficient to service our debt. As of September 30, 2014, we had indebtedness of approximately $641 million. Taking into account the expected incurrence of additional indebtedness in connection with the acquisition of the Senior Living Communities Portfolio, our pro forma consolidated indebtedness as of September 30, 2014 would be approximately $895 million.

The increased risks that we will face include:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital requirements, acquisitions, other investments, capital expenditures and other general corporate requirements;

•	requiring the use of a substantial portion of our cash flow from operations for the payment of principal of and interest on our additional indebtedness, thereby reducing our ability to use our cash flow to fund working capital requirements, acquisitions, other investments, capital expenditures and other general operating requirements;

•	limiting our ability to pay dividends on our common stock;

•	limiting our flexibility in planning for, or reacting to, changes in our business or our industry; and

•	putting us at a disadvantage compared to our competitors with less indebtedness.

Our operating cash flows may not be adequate to repay our maturing debt. In that event, we will be required to repay our debt through raising capital, the availability and favorability of the terms of which cannot be assured, or by disposing of our assets at a time when we would not otherwise do so and/or at prices that we may not believe are favorable, or possibly at losses. In addition, our interest expense on any new debt incurred to refinance existing debt could be higher than that on the debt being refinanced. If we default under any of our debt, we would automatically be in default under any other loan that has cross-default provisions, and we may lose any properties securing such debt as a result.

We will incur substantial expenses and payments even if the acquisition of the Senior Living Communities Portfolio is not completed.

We have incurred substantial legal, accounting, financial advisory and/or other costs and our management has devoted considerable time and effort in connection with the acquisition. If the acquisition is not completed, we will bear certain fees and expenses associated with the acquisition without realizing the anticipated benefits of the acquisition. These and other fees and expenses may be significant and could have an adverse impact on our operating results.

If we are unable to successfully integrate the Senior Living Communities Portfolio, our business and financial results may be negatively affected.

If we consummate our pending acquisition of the Senior Living Communities Portfolio, we will need to integrate properties that previously operated under the control of another entity with our current operations.

Successful integration of these properties will depend primarily on our ability to quickly and effectively consolidate the acquired properties into our existing operations. The acquisition of the Senior Living Communities Portfolio will also pose other risks commonly associated with similar transactions, including unanticipated liabilities, unexpected costs and the diversion of management’s attention to the integration of the Senior Living Communities Portfolio with our operations. We may not be able to integrate these properties without encountering difficulties, including, but not limited to, the disruption of our ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. If we have difficulties integrating the Senior Living Communities Portfolio, we might not achieve the economic benefits we anticipate to result from the acquisition of the Senior Living Communities Portfolio, and this may hurt our business and financial results. In addition, we may experience greater-than-expected costs or difficulties relating to the integration of these properties.

Senior Living Communities may be unable to cover its lease obligations to us, and there can be no assurance that the Guarantors will be able to cover any shortfall pursuant to their guarantees.

On December 1, 2014, we entered into a triple-net master lease with Senior Living Communities relating to the Senior Living Communities Portfolio. If our master lease had been in effect for the ten months ended October 31, 2014 on an annualized basis, the lease coverage ratio, calculated pursuant to the master lease, would have been approximately 1.04. If the Senior Living Communities Portfolio fails to meet our performance expectations, Senior Living Communities would likely be unable to meet its obligations to us under the master lease, and our security deposit and the guarantees may be insufficient to make us whole.

If Senior Living Communities is not able to satisfy its obligations to us, we would be entitled, among other remedies, to use any funds of Senior Living Communities then held in escrow for us (initially the $10 million security deposit) and to seek recourse against each Guarantor under its guarantee of the master lease. As of the date of this prospectus supplement, the Guarantors have guaranteed lease obligations with regard to two other facilities in addition to their guarantees of Senior Living Communities’ obligations to us. There can be no assurance that either Guarantor will have the financial resources necessary to satisfy its obligations to us under its respective guarantee of the master lease in the event that Senior Living Communities fails to satisfy its lease obligations to us in full, which could have a material and adverse effect on us. Each Guarantor currently has a limited net worth and would likely not be able to meet its obligations to us under its respective guarantee in the event of a significant default by Senior Living Communities of its obligations under the master lease.

At seven of the eight communities in the Senior Living Communities Portfolio residents pay an “entry fee” and an adjustable monthly fee to Senior Living Communities in return for care during the time that they remain in the independent living portion of the community. Generally, residents are entitled to elect to receive the return of 60% or 90% of the entry fee (with such percentage dependent upon the upfront fee that the resident elects to pay) when they move out of the community. This amount is payable to the resident or their estate at the earlier of the resale of the unit or five years from the date of move out. Senior Living Communities is responsible for paying the returnable portion of entry fees. To the extent returns of entry fees are not offset by entry fees paid by new residents, the creditworthiness of Senior Living Communities could be impaired and adversely affect its ability to make any payments to us under the master lease.

Risk Related to Our Contemplated Term Loans and Fannie Mae Refinancing

We do not have binding commitments for term loans, with an aggregate principal amount of $225 million, the proceeds of which we expect to use to fund a portion of the purchase price of the Senior Living Communities Portfolio, or from Fannie Mae to refinance approximately $77.6 million of indebtedness that we currently have with Fannie Mae.

As described above, we are in discussions with an affiliate of a large insurance company regarding a credit facility and two term loans with an aggregate principal amount of $225 million, the proceeds of which we expect to use to fund a portion of the purchase price of the Senior Living Communities Portfolio, and with Fannie Mae regarding the refinancing of approximately $77.6 million of indebtedness that we currently have with Fannie Mae. Although we are in active discussions with these financing sources, we have not signed commitment letters with respect to either financing and the indicative terms under discussion are not binding on either of these financing sources. We are actively pursuing these financings and have assumed their consummation on the indicative terms in connection with presenting our pro forma as adjusted capitalization and in our unaudited pro forma condensed consolidated financial information included elsewhere in this prospectus supplement. Because the indicative terms are not binding on these financing sources investors should not place undue reliance on these terms, and it is possible that such financings will take place on terms less favorable to us or not be consummated at all.

Risks Related to this Offering

This offering is expected to be dilutive for the remainder of 2014.

Giving effect to the timing of the issuance of common stock in this offering, the receipt of the expected net proceeds and the use of those proceeds, we expect that this offering will have a dilutive effect on our expected earnings per share, funds from operations (“FFO”), adjusted funds from operations and funds available for distribution per share for the year ending December 31, 2014. The actual amount of dilution cannot be determined at this time and will be based on numerous factors.

Future issuances of debt securities, which would rank senior to our common stock upon our liquidation, and future issuances of equity securities, which would dilute the holdings of our existing common stockholders and may be senior to our common stock for the purposes of paying dividends, periodically or upon liquidation, may negatively affect the market price of our common stock.

In the future, we may issue additional debt or equity securities or incur other borrowings. Upon our liquidation, holders of our debt securities and other loans and any shares of preferred stock will receive a distribution of our available assets before common stockholders. If we incur additional debt in the future, our future interest costs could increase and adversely affect our business, prospects, financial condition, liquidity and results of operations (including our ability to pay dividends on our common stock and to service our debt). We are not required to offer any additional equity securities to existing common stockholders on a preemptive basis. Therefore, additional common stock issuances, directly or through convertible or exchangeable securities, warrants or options, will dilute the holdings of our existing common stockholders and such issuances or the perception of such issuances may reduce the market price of our common stock. Our shares of preferred stock, if issued, would likely have a preference on distribution payments, periodically or upon liquidation, which could eliminate or otherwise limit our ability to make distributions to common stockholders. Because our decision to issue additional debt or equity securities or incur other borrowings in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. Thus, common stockholders bear the risk that our future issuances of debt or equity securities or our incurrence of other borrowings will negatively affect the market price of our common stock.

The number of shares of common stock available for future issuance or sale could adversely affect the market price of our common stock.

As of September 30, 2014, we had 33,058,124 shares of common stock outstanding and the authority to issue up to 60 million shares. The foregoing number of shares of our common stock outstanding as of September 30, 2014 excludes: (i) 3,500,000 shares of our common stock to be sold in this offering and 525,000 shares of our common stock issuable upon the exercise of the underwriters’ option to purchase additional shares of our common stock; (ii) 760,635 shares of our common stock reserved for issuance under our equity incentive plans; (iii) 875,004 shares of our common stock issuable pursuant to options outstanding; and (iv) shares of our common stock that may be issued upon conversion of $200 million of our 3.25% Convertible Senior Notes due

2021, which are convertible into shares of our common stock at a conversion price of approximately $71.81 per share, subject to adjustment under certain circumstances. Subject to applicable law, our Board of Directors has the authority, without further stockholder approval, to issue additional shares of common stock on the terms and for the consideration it deems appropriate. Additionally, the resale by existing holders of a substantial number our outstanding shares of common stock could adversely affect the market price of our common stock. The sale of substantial amounts of our common stock, whether directly by us or in the secondary market, the perception that such sales could occur or the availability for future sale of shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock could, in turn, materially and adversely affect the market price of our common stock and our ability to raise capital through future offerings of equity or equity-related securities.

The market price of our common stock may fluctuate significantly.

The market price of our common stock may fluctuate significantly in response to many factors, including:

•	actual or anticipated variations in our operating results, FFO, cash flows or liquidity;

•	changes in our earnings estimates or those of analysts;

•	our failure to consummate our pending acquisition of the Senior Living Communities Portfolio or to successfully integrate it into our business and realize its intended benefits;

•	changes in our dividend policy;

•	publication of research reports about us, our properties or the healthcare or overall real estate industry generally;

•	increases in market interest rates, including changes in interest rates on fixed-income securities, which may lead purchasers of our common stock to demand a higher dividend yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to the amount of our outstanding debt (which we expect to significantly increase in connection with our pending acquisition of the Senior Living Communities Portfolio) at any time, the amount of our maturing debt in the near-and medium-term and our ability to refinance such debt and the terms thereof, or our plans to incur additional debt in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community;

•	the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities, including securities issued by other real estate companies;

•	the realization of any of the other risk factors included or incorporated by reference in this prospectus supplement and the accompanying prospectus;

•	changes in accounting principles;

•	general market and economic conditions, including factors unrelated to our operating performance or our properties; and

•	other factors such as governmental action and changes in REIT tax laws.

Our failure to meet expectations with regard to future earnings and cash dividends would likely adversely affect the market price of our common stock and, as a result, the availability of equity capital to us.

Many of the factors listed above are beyond our control. Those factors may cause the market price of our common stock to decline, regardless of our financial performance and condition and prospects. It is impossible to provide any assurance that the market price of our common stock will not fall in the future, and it may be difficult for holders to resell shares of our common stock at prices they find attractive, or at all.

Covenants contained in our existing credit facility restrict our ability to pay dividends on our common stock.

Our existing credit facility contains covenants that include restrictions on our ability to pay dividends on our common stock if a default exists or will exist after giving effect to such proposed dividends, as calculated on a pro forma basis as if such proposed dividends occurred on the last day of the most recently ended four-quarter period, or if the payment of such dividends would trigger a default under certain financial covenants.

USE OF PROCEEDS

We expect that the net proceeds from this offering will be approximately $         million (or approximately $         million if the underwriters’ option to purchase 525,000 additional shares of our common stock is exercised in full), after deducting the underwriting discounts and commissions and estimated expenses of this offering payable by us.

We intend to use the net proceeds from this offering to fund a portion of the $476 million purchase price of our pending acquisition of the Senior Living Communities Portfolio. We expect to fund the balance of the purchase price with borrowings of $256 million, consisting of two non-amortizing senior unsecured term loans, with an aggregate principal amount of $225 million under an expected credit facility, and borrowings of approximately $31 million under our existing revolving credit facility. If we do not enter the expected credit facility and obtain the related term loans, we would fund the balance of the purchase price with additional borrowings under our existing revolving credit facility. If such acquisition does not occur, we intend to use the net proceeds from this offering for general corporate purposes, which may include future acquisitions or the repayment of debt. Pending such use, we will invest the net proceeds from this offering in readily marketable interest bearing securities consistent with our intention to maintain our qualification for taxation as a REIT.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2014:

•	on an actual basis;

•	on an as adjusted basis to give effect to the issuance and sale of 3,500,000 shares of common stock by us in this offering (assuming (i) a price to public of $66.28 per share (the last reported sales price of our common stock on the NYSE on November 28, 2014) and the deduction of the underwriting discounts and commissions and other estimated expenses of this offering payable by us; and (ii) the underwriters do not exercise their option to purchase up to 525,000 additional shares of common stock); and

•	on a pro forma as adjusted basis to give effect to (i) the application of the estimated net proceeds from this offering to fund a portion of the purchase price of our pending acquisition of the Senior Living Communities Portfolio; (ii) borrowings in the form of two non-amortizing senior unsecured term loans with an aggregate principal amount of $225 million under the expected credit facility; (iii) borrowings of $31 million under our existing revolving credit facility; and (iv) the potential refinancing of approximately $77.6 million of indebtedness with Fannie Mae that matures on July 1, 2015 with new indebtedness from Fannie Mae in the principal amount of $77.6 million maturing in December 2024. See note (F) to the unaudited pro forma condensed consolidated balance sheet as of September 30, 2014 included elsewhere in this prospectus supplement.

No adjustments have been made to reflect normal course operations by us or future developments with our business after September 30, 2014. As a result, the as adjusted and pro forma as adjusted information provided below is not indicative of our actual consolidated capitalization as of any date subsequent to September 30, 2014. You should read this table in conjunction with our unaudited condensed consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, and our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, which reports are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2014 (Unaudited)
	Actual	As Adjusted	Pro Forma As Adjusted
	($ in thousands)
Revolving credit facility—unsecured	$81,000	$81,000	$112,020
Bank term loans	250,000	250,000	250,000
Fannie Mae term loans	79,222	79,222	77,542
HUD term loans	37,973	37,973	37,973
Convertible senior notes—unsecured (net of discount of $7,232)	192,768	192,768	192,768
Senior unsecured notes	—	—	225,000

Total debt	640,963	640,963	895,303

Stockholders’ Equity
Common stock, .01 par value; 60,000,000 shares authorized; 33,058,124 shares issued and outstanding as of September 30, 2014, actual; 36,558,124 shares issued and outstanding as of September 30, 2014, as adjusted and pro forma as adjusted	331	366	366
Capital in excess of par value	762,918	984,863	984,863
Cumulative net income in excess of dividends	765	765	445
Accumulated Other Comprehensive Income	7,109	7,109	7,109

Total Stockholders’ Equity	771,123	993,103	992,783
Non-Controlling Interest	9,897	9,897	9,897

Total equity	781,020	1,003,000	1,002,680

Total capitalization	$1,421,983	$1,643,963	$1,897,983

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth our summary historical consolidated financial data for the periods indicated. You should read this information together with our audited consolidated financial statements, including the related notes, included in our Annual Report on Form 10-K for the year ended December 31, 2013, and our unaudited condensed consolidated financial statements, including the related notes, included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, from which such information has been derived, and which are incorporated by reference in this prospectus supplement and the accompanying prospectus. Our unaudited financial data for the nine months ended September 30, 2014 and 2013 have been prepared on the same basis as our annual consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of this data in all material respects. The results for any interim period are not necessarily indicative of the results of operations to be expected for a full fiscal year.

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
	($ in thousands)
	(unaudited)
Revenues:
Rental income	$123,335	$76,045	$106,029	$81,482	$72,608
Interest income from mortgage and other notes	5,258	5,877	7,633	7,426	6,652
Investment income and other	3,182	3,154	4,166	4,409	4,479

	131,775	85,076	117,828	93,317	83,739

Expenses:
Depreciation	28,373	14,204	20,101	14,772	11,450
Interest, including amortization of debt discount and issuance costs	20,720	6,011	9,229	3,492	3,848
Legal	149	621	784	766	559
Franchise, excise and other taxes	790	316	616	771	837
General and administrative	6,948	7,171	9,254	7,799	7,588
Loan and realty (recoveries)	—	1,976	1,976	(2,195)	(99)

	56,980	30,299	41,960	25,405	24,183

Income before equity-method investee, discontinued operations and noncontrolling interest	74,795	54,777	75,868	67,912	59,556
Income from equity-method investee	157	269	324	45	—
Investment and other gains			3,306	4,877	10,261

Income from continuing operations	$74,952	$55,046	$79,498	$72,834	$69,817

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information has been derived from the application of pro forma adjustments to our historical consolidated financial statements. This unaudited pro forma condensed consolidated financial information should be read in conjunction with our historical consolidated financial statements and the related notes and the other information contained in this prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein and therein. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

The unaudited pro forma condensed consolidated financial information set forth below reflects our historical financial information, as adjusted to give effect to the following transactions as if they occurred on January 1, 2013, in the case of our condensed consolidated statements of income, or September 30, 2014, in the case of our condensed consolidated balance sheet, which are described in more detail elsewhere in this prospectus supplement:

•	Consummation of our pending acquisition of the Senior Living Communities Portfolio, consisting of eight retirement communities, five of which are continuing care retirement communities, for a cash purchase price of $476 million (including $2 million of certain transaction costs required to be expensed under generally accepted accounting principles);

•	Our entry into a triple-net master lease with Senior Living Communities relating to the Senior Living Communities Portfolio;

•	The sale of 3,500,000 shares of common stock in this offering at an assumed price to public of $66.28 per share (the last reported sales price of our common stock on the NYSE on November 28, 2014), assuming the underwriters do not exercise their option to purchase up to 525,000 additional shares of our common stock, to fund a portion of the purchase price of the Senior Living Communities Portfolio;

•	The borrowing of two non-amortizing senior unsecured term loans with an aggregate principal amount of $225 million under an expected credit facility to fund a portion of the purchase price of the Senior Living Communities Portfolio;

•	The borrowing of approximately $31 million under our existing revolving credit facility to fund a portion of the purchase price of the Senior Living Communities Portfolio; and

•	The refinancing of Fannie Mae debt with an aggregate principal balance of approximately $77.6 million as of September 30, 2014, which is carried at a premium in our historical financial statements.

Additionally, the unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2013 also gives effect to our acquisition of (i) Care YBE Subsidiary LLC on June 28, 2013, which owns 14 assisted living and memory care facilities (the “Care YBE Portfolio”), and (ii) 25 independent living facilities on December 23, 2013 from affiliates of Holiday (the “Holiday Portfolio”), as if such acquisitions had occurred on January 1, 2013.

The historical balance sheet information presented in the unaudited pro forma condensed consolidated balance sheet as of September 30, 2014 is derived from our unaudited condensed consolidated balance sheet as of September 30, 2014, which is included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The historical financial information presented in the unaudited pro forma condensed consolidated statements of income (i) for the year ended December 31, 2013 is derived from our audited consolidated statement of income for the year ended December 31, 2013, which is included in our Annual Report on Form 10-K for the year ended December 31, 2013; and (ii) for the nine months ended September 30, 2014 is derived from our unaudited condensed consolidated statement of income for the nine months ended September 30, 2014, which is included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

In the opinion of management, all adjustments necessary to reflect the effects of the matters described above and in the notes to the unaudited pro forma condensed consolidated financial information have been included and are based upon available information and assumptions that management believes are reasonable.

Further, the historical financial information presented herein has been adjusted to give pro forma effect to events that we believe are factually supportable and which are expected to have a continuing impact on our results. However, such adjustments are estimates and may not prove to be accurate. These adjustments are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. In particular, although (i) we expect to negotiate two term loans with an aggregate principal amount of $225 million with an affiliate of a large insurance company to fund a portion of the purchase price of the Senior Living Communities Portfolio; and (ii) we have received indicative terms from Fannie Mae relating to a potential refinancing of certain indebtedness that we currently have with Fannie Mae, we do not have binding commitments relating to these financings, and we have not executed commitment letters or definitive documentation. Accordingly, these potential financings may not be consummated on the terms, including interest rates, presented in this unaudited pro forma condensed consolidated financial information. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Other than as described above, no other pro forma adjustments have been made, including for other investment and disposition activity completed during 2014.

The unaudited pro forma condensed consolidated financial information is provided for informational purposes only. The unaudited pro forma condensed consolidated balance sheet and the unaudited pro forma condensed consolidated statements of income do not purport to represent what our financial position or results of operations would have been had such transactions been consummated on the dates indicated; additionally, they may not be indicative of our financial position or results of operations as of any future date or for any future period.

NATIONAL HEALTH INVESTORS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of September 30, 2014

($ in thousands, except share and per share amounts)

		Pro Forma Adjustments
	(A) NHI Historical	Offering		SLC Portfolio Acquisition		Fannie Mae Loan Refinance		Pro Forma
Assets:
Real estate properties, net	$1,290,535	$—		$476,000	(C)	$—		$1,766,535
Mortgage notes receivable, net	60,728	—		—		—		60,728
Investment in preferred stock, at cost	38,132	—		—		—		38,132
Cash and cash equivalents	3,559	221,980	(B)	(221,980)	(E)	—		3,559
Restricted escrow deposit	22,775	—				—		22,775
Marketable securities	13,275	—		—		—		13,275
Straight-line rent receivable	31,383	—		—		—		31,383
Deferred costs and other assets	27,781	—		—		—		27,781

Total Assets	$1,488,168	$221,980		$254,020		$—		$1,964,168

Liabilities and Equity:
Debt	$640,963	$—		$256,020	(D)	$(1,680)	(F)	$895,303
Real estate purchase liability	4,000	—		—		—		4,000
Accounts payable and accrued expenses	12,583	—		—		—		12,583
Dividends payable	25,455	—		—		—		25,455
Deferred income	1,372	—		—		—		1,372
Lease deposit liabilities	22,775	—				—		22,775

Total Liabilities	707,148	—		256,020		(1,680)		961,488

Commitments and Contingencies
National Health Investors Stockholders’ Equity
Common stock, $.01 par value; 60,000,000 shares authorized; 33,058,124 shares issued and outstanding as of September 30, 2014, actual; 3,500,000 shares issued on September 30, 2014, pro forma; 36,558,124 shares issued and outstanding as of September 30, 2014	331	35	(B)	—		—		366
Capital in excess of par value	762,918	221,945	(B)	—		—		984,863
Cumulative net income in excess of dividends	765	—		(2,000)	(E)	1,680	(F)	445
Accumulated other comprehensive income	7,109	—		—		—		7,109

Total National Health Investors Stockholders’ Equity	771,123	221,980		(2,000)		1,680		992,783
Noncontrolling interest	9,897	—		—		—		9,897

Total Equity	781,020	221,980		(2,000)		1,680		1,002,680

Total Liabilities and Equity	$1,488,168	$221,980		$254,020		$—		$1,964,168

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(A)	Historical amounts reported by us in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.

(B)	Represents the estimated net proceeds from the issuance of 3,500,000 shares of common stock in this offering, at an assumed price to public of $66.28 per share (the last reported sales price of our common stock on the NYSE on November 28, 2014) after deducting the underwriting discounts and commissions and other estimated expenses of this offering payable by us and assuming that the underwriters do not exercise their option to purchase up to 525,000 additional shares of our common stock.

(C)	Represents the estimated fair value of the assets expected to be acquired in the Senior Living Communities Portfolio acquisition. Because Senior Living Communities is the lessee of the properties in the Senior Living Communities Portfolio, we intend to account for our acquisition of 100% of the interest in the real estate operations of the portfolio using the acquisition method prescribed by FASB Topic 805, Business Combinations. Our preliminary allocation of the purchase price is expected to be as follows: approximately $446 million to buildings with an estimated useful life of 39 years, approximately $6.2 million to operating equipment and improvements with an estimated useful life between 3 and 15 years and approximately $23.8 million to land. Because the acquisition has not yet been completed and we plan to engage a third party to assist us with the purchase price allocation, the final purchase price allocations could be materially different from those described above and presented in the unaudited pro forma condensed consolidated balance sheet.

(D)	Represents expected borrowings of $256 million, consisting of (1) borrowings of approximately $31 million under our existing revolving credit facility and (2) two non-amortizing senior unsecured terms loans with an aggregate principal amount of $225 million under the expected credit facility to fund the portion of the purchase price of the Senior Living Communities Portfolio not funded with the net proceeds from this offering. Based on indicative terms received, one term loan is expected to be for $125 million, with a maturity in December 2022 and an annual interest rate of 3.93% (the mid-point of our expected range of 3.83%-4.03%). Based on indicative terms received, the other term loan is expected to be for $100 million, with a maturity in December 2026 and an annual interest rate of 4.46% (the mid-point of our expected range of 4.36%-4.56%). The term loans are assumed not to involve significant transaction costs. For more information about the anticipated term loans, see “Summary—Recent Developments—Pending Acquisition of Senior Living Communities Portfolio—Acquisition Overview and Anticipated Financing.”

(E)	Represents the application of the net proceeds from this offering as described in “Use of Proceeds” and the payment of $2 million of transaction costs in connection with the acquisition.

(F)	Represents gain recognized for accounting purposes in connection with the refinancing of the amortized balance of existing Fannie Mae debt of approximately $77.6 million. The refinancing assumes a 10-year non-amortizing loan at a fixed annual rate estimated to be 3.80% for pro forma purposes (the mid-point of our expected range of 3.70%-3.90%). The pro forma refinancing of the debt, carried at a premium of approximately $1.7 million as of September 30, 2014, results in the recognition of a gain, showing on the unaudited pro forma condensed consolidated balance sheet as of September 30, 2014, as an adjustment to cumulative income in excess of dividends. For more information about the anticipated refinancing, see “Summary—Recent Developments—Potential Fannie Mae Refinancing.”

NATIONAL HEALTH INVESTORS, INC.

Unaudited Pro Forma Condensed Consolidated Statement of Income

Year Ended December 31, 2013

					Pro Forma Adjustments
	(A) NHI Historical		Offering		SLC Portfolio Acquisition		Fannie Mae Loan Refinance		Holiday & Care YBE Portfolio Acquisitions		Pro Forma
Revenues:
Rental income	$106,029		$—		$39,444	(B)	$—		$47,775	(F)	$193,248
Other income	11,799		—						—		11,799

	117,828		—		39,444		—		47,775		205,047

Expenses:
Depreciation	20,101		—		12,348	(C)			12,695	(G)	45,144
Interest expense	9,229		—		9,916	(D)	(1,535)	(E)	7,836	(H)	25,446
Other expenses	12,630		—		—		—		—		12,630

	41,960		—		22,264		(1,535)		20,531		83,220

Income before equity-method investee, investment and other gains, discontinued operations and noncontrolling interest	75,868		—		17,180		1,535		27,244		121,827
Income from equity-method investee	324		—		—		—		—		324
Investment and other gains	3,306		—		—		—		—		3,306

Income from continuing operations	$79,498		$—		$17,180		$1,535		$27,244		$125,457

Weighted average common shares outstanding:
Basic	28,362,398	(I)	3,500,000	(I)					4,678,767	(I)	36,541,165	(I)
Diluted	28,397,702	(I)	3,500,000	(I)					4,678,767	(I)	36,576,469	(I)

Income from continuing operations per common share:
Basic	$2.77	(I)									$3.43	(I)
Diluted	$2.77	(I)									$3.43	(I)

NATIONAL HEALTH INVESTORS, INC.

Unaudited Pro Forma Condensed Consolidated Statement of Income

Nine Months Ended September 30, 2014

($ in thousands, except share and per share data)

			Pro Forma Adjustments
	(A) NHI Historical		Offering		SLC Portfolio Acquisition		Fannie Mae Loan Refinance		Holiday & Care YBE Portfolio Acquisition	Pro Forma
Revenues:
Rental income	$123,335		$—		$29,583	(B)	$—		$—	$152,918
Other income	8,440		—		—		—		—	8,440

	131,775		—		29,583		—			161,358

Expenses:
Depreciation	28,373		—		9,261	(C)			—	37,634
Interest expense	20,720		—		7,437	(D)	(1,151)	(E)	—	27,006
Other expenses	7,887		—		—					7,887

	56,980		—		16,698		(1,151)			72,527

Income before equity-method investee, investment and other gains, discontinued operations and noncontrolling interest	74,795		—		12,885		1,151		—	88,831
Income from unconsolidated entity	157		—		—		—		—	157

Income from continuing operations	$74,952		$—		$12,885		$1,151			$88,988

Weighted average common shares outstanding:
Basic	33,053,386		3,500,000	(I)						36,553,386	(I)
Diluted	33,087,029		3,500,000	(I)						36,587,029	(I)

Income from continuing operations per common share:
Basic	$2.24	(I)								$2.43	(I)
Diluted	$2.24	(I)								$2.43	(I)

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(A)	Historical amounts reported by us in our Annual Report on Form 10-K for the year ended December 31, 2013 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.

(B)	Represents estimated rental income from the triple-net master lease between us and Senior Living Communities relating to the Senior Living Communities Portfolio for the year ended December 31, 2013 and the nine months ended September 30, 2014. Rental income is based on generally accepted accounting principles, which require that the average contractual rent be recognized on a straight-line basis over the term of a lease without regard to the actual cash rent specified in the lease. Due to the rent escalation provisions in the master lease, the pro forma adjustment for the year ended December 31, 2013 includes cash rent of approximately $31 million plus a straight-line adjustment of approximately $8.4 million, and the pro forma adjustment for the nine months ended September 30, 2014 includes cash rent of approximately $24.2 million plus a straight-line adjustment of approximately $5.4 million. For more information about the master lease, see “Summary—Recent Developments—Pending Acquisition of Senior Living Communities Portfolio—Master Lease Overview.”

(C)	Represents estimated depreciation expense related to the Senior Living Communities Portfolio for the year ended December 31, 2013 and the nine months ended September 30, 2014 based on estimates of the fair value of the assets expected to be acquired and their useful lives. Estimated depreciation expense depends on, among other things, the allocation of the purchase price of the Senior Living Communities Portfolio. Because the acquisition has not yet been completed and we plan to engage a third party to assist us with the purchase price allocation, the final purchase price allocations could be materially different from those used in the preparation of the unaudited pro forma condensed consolidated statements of income.

(D)	We expect to fund approximately $256 million of the purchase price of the Senior Living Communities Portfolio with additional indebtedness. A new credit facility is expected to provide for two non-amortizing senior unsecured term loans with an aggregate principal amount of $225 million. Based on indicative terms received, one term loan is expected to be for $125 million, with a maturity in December 2022 and an annual interest rate of 3.93% (the mid-point of our expected range of 3.83%-4.03%). Based on indicative terms received, the other term loan is expected to be for $100 million, with a maturity in December 2026 and an annual interest rate of 4.46% (the mid-point of our expected range of 4.36%-4.56%). We expect to borrow approximately $31 million under our existing revolving credit facility at a variable interest rate assumed to be 1.75% per annum. For more information about the anticipated term loans, see “Summary—Recent Developments—Pending Acquisition of Senior Living Communities Portfolio—Acquisition Overview and Anticipated Financing.”

(E)	Represents interest savings, net of premium amortization, on the refinancing of two Fannie Mae notes with a weighted average annual interest rate of 6.88% that we assumed in connection with our acquisition of the Care YBE Portfolio. The refinancing assumes a 10-year non-amortizing loan at a fixed rate estimated to be 3.80% for pro forma purposes (the mid-point of our expected range of 3.70%-3.90%).

(F)	Represents pro forma rental income from our leases relating to the Care YBE Portfolio and the Holiday Portfolio, which were entered into on June 28, 2013, and December 23, 2013, respectively, as if such leases were entered into on January 1, 2013. The actual rental income from our leases relating to the Care YBE Portfolio and the Holiday Portfolio from June 28, 2013 and December 23, 2013, their respective dates of execution, are included in our historical operating results. In year one of the lease relating to the Care YBE Portfolio, the annual straight-line adjustment based on contractual terms increases income by approximately $603,000 in addition to contractual, cash-basis rent of approximately $9.8 million. In year one of the lease relating to the Holiday Portfolio, the annual straight-line adjustment based on contractual terms increases income by approximately $11.8 million, in addition to contractual, cash-basis, rent of approximately $31.9 million.

(G)	Adjustments to depreciation expense related to the Care YBE Portfolio and the Holiday Portfolio for the year ended December 31, 2013 are based on our allocation of the purchase prices of these portfolios to land, building and improvements and are calculated on a straight-line basis using the estimated remaining life of approximately 39 years for buildings, 7 years for furniture, fixtures and equipment and 15 years for land improvements. The pro forma adjustment for the year ended December 31, 2013 relating to the Care YBE Portfolio is net of the actual depreciation expense taken for the Care YBE Portfolio for the period from our June 28, 2013 acquisition of the portfolio through December 31, 2013, which is included in our historical operating results. We use the mid-month convention for recording depreciation, and, accordingly, the pro forma adjustment for the year ended December 31, 2013 relating to the Holiday Portfolio is not reduced by any actual depreciation expense, since we purchased the portfolio on December 23, 2013.

(H)	The pro forma adjustment to interest expense reflects additional interest expense (including the amortization of financing costs) relating to indebtedness incurred in connection with our acquisitions of the Holiday Portfolio and the Care YBE Portfolio. In connection with our December 23, 2013 acquisition of the Holiday Portfolio, we borrowed approximately $250 million under a term loan that bears variable interest at an annual rate assumed to be 1.92%. In connection with our June 28, 2013 acquisition of the Care YBE Portfolio we (i) assumed two mortgage loans with Fannie Mae with principal balances of $71.5 million and $7.3 million, respectively at the date of acquisition, bearing interest at 6.85% and 7.17% per annum, respectively; and (ii) borrowed approximately $44 million under our existing credit facility at a variable interest rate assumed to be 1.59% per annum. The adjustment does not include interest expense incurred after the respective dates of acquisition, as such expense is included in our historical results.

(I)	Weighted average number of shares of common stock outstanding and income from continuing operations per share of common stock are adjusted to reflect our issuance of 5,175,000 shares of common stock in connection with our acquisition of the Holiday Portfolio in November 2013 and our assumed issuance of 3,500,000 shares of common stock in this offering (assuming the underwriters do not exercise their option to purchase up to 525,000 additional shares of our common stock), as if such issuances had taken place on January 1, 2013. The adjustment for the year ended December 31, 2013 reflects the 35 days of 2013 during which the 5,175,000 shares of common stock issued in connection with our acquisition of the Holiday Portfolio were actually outstanding and included in our historical financial statements.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC

Total	3,500,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $         per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares of our common stock.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at approximately $700,000 and are payable by us.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 525,000 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 60 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file, or file, as the case may be, a registration statement related to the common stock, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. However, such extension will not apply if, within three business days prior to the 15th calendar day before the last day of the applicable 60-day restricted period, we deliver a certificate signed by our Chief Executive Officer or Chief Financial Officer, certifying that (i) our shares of common stock are “actively traded securities” as defined in Regulation M and (ii) we meet the requirements set forth in paragraph (a)(1) of Rule 139 under the Securities Act (“Rule 139”), and, in the sole determination of the representatives, the underwriters meet the requirements set forth in paragraph (a)(1)(iii) or Rule 139.

New York Stock Exchange

The shares are listed on the New York Stock Exchange under the symbol “NHI.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of this offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are lenders under our $700 million unsecured credit facility. Additionally, Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, is the Administrative Agent under the credit facility, and each of Bank of America, N.A. and JPMorgan Chase Bank, N.A., affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, respectively, are Co-Syndication Agents under the revolving credit facility component of the credit facility. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and do not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. They do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. They must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement or the accompanying prospectus. The shares to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement and the accompanying prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Locke Lord LLP, Dallas, Texas, as our securities and tax counsel. Sidley Austin LLP, New York, New York, will act as counsel to the underwriters.

EXPERTS

The financial statements and schedules as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, which are included in our Annual Report on Form 10-K for the year ended December 31, 2013, and the historical statements of revenues and certain direct operating expenses of Care YBE Subsidiary LLC for the year ended December 31, 2012, which are included in our Current Report on Form 8-K/A filed with the SEC on September 4, 2013, are incorporated by reference in this prospectus supplement and the accompanying prospectus and have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein and therein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Holiday AL Holdings LP as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, which are included in Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 24, 2014 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein and in the accompanying prospectus by reference. Such consolidated financial statements are incorporated herein and therein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of the NHI portfolio as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, included in our Current Report on Form 8-K/A filed with the SEC on March 3, 2014 have been audited by Ernst & Young LLP, independent auditors, as set for in their report thereon, included therein, and incorporated herein and in the accompanying prospectus by reference. Such combined financial statements are incorporated herein and therein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

NATIONAL HEALTH INVESTORS, INC.

Common Stock

Preferred Stock

Debt Securities

Warrants

Units

National Health Investors, Inc. (“NHI”) may offer and sell from time to time, in one or more offerings, in one or more classes or series:

•	shares of common stock;

•	shares of preferred stock;

•	debt securities;

•	warrants; and/or

•	units consisting of combinations of any of the foregoing.

The preferred stock and debt securities may be convertible into or exercisable or exchangeable for common stock or other securities of NHI.

NHI may offer and sell these securities to or through one or more underwriters, dealers and/or agents, or directly to purchasers on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, see “Plan of Distribution” in this prospectus. The prospectus supplement also will set forth the price to the public of the securities and the net proceeds that we expect to receive from the sale of such securities.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus.

Our common stock is quoted on the New York Stock Exchange (the “NYSE”) under the symbol “NHI.”

We impose certain restrictions on the ownership and transfer of our capital stock. You should read the information under the section entitled “Description of Capital Stock We May Offer—Restrictions on Transfer and Ownership of Stock” in this prospectus for a description of these restrictions.

Investing in any of our securities involves a high degree of risk. Please see the “Risk Factors” sections beginning on page 3 of this prospectus, in the applicable prospectus supplement, and in our filings with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 18, 2014

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic “shelf” registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the “SEC”), as a “well-known seasoned issuer” as defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”). By using an automatic shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any of the securities described in this prospectus in one or more offerings in an unlimited amount. The exhibits to our registration statement and documents incorporated by reference contain the full text of certain contracts and other important documents that we have summarized in this prospectus or that we may summarize in a prospectus supplement. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits and other documents can be obtained from the SEC as indicated under the section entitled “Where You Can Find More Information.”

This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information provided in the prospectus supplement. This prospectus does not contain all of the information included in the registration statement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should carefully read this prospectus, the related exhibits filed with the SEC, and any prospectus supplement, together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement or any applicable free writing prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus and any applicable prospectus supplement do not constitute an offer to sell, or a solicitation of an offer to purchase, any securities in any jurisdiction to or from any person to whom or for whom it is unlawful to make such offer or solicitation in such jurisdiction. You should assume that the information appearing in this prospectus, any prospectus supplement, any applicable free writing prospectus and any other document incorporated by reference herein or therein is accurate only as of the date on the front cover of the respective document. Our business, financial condition, results of operations, and prospects may have changed since those dates.

Under no circumstances should the delivery of this prospectus to you create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

All references in this prospectus to “NHI,” “we,” “us” or “our” mean National Health Investors, Inc. and its consolidated subsidiaries (except where it is clear from the context that the term means only the issuer, National Health Investors, Inc.). Unless otherwise stated, currency amounts in this prospectus are stated in United States dollars. In this prospectus, we sometimes refer to the shares of common stock, shares of preferred stock , debt securities, warrants and units consisting of combinations of any of the foregoing collectively as the “securities.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information we file with the SEC in other documents. This means that we can disclose important information to you by referring you to other documents that we file with the SEC. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K) until the offering of the securities described herein is terminated:

•	Our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 18, 2014 (as amended by the Annual Report on Form 10-K/A filed with the SEC on February 24, 2014);

•	Our Current Reports on Form 8-K, filed with the SEC on September 3, 2013, December 23, 2013 (as amended by the Current Reports on Form 8-K/A filed with the SEC on February 14, 2014 and March 3, 2014), January 3, 2014, January 27, 2014 and February 20, 2014; and

•	The description of our common stock contained in Form 10 as amended by Form 8 effective with the SEC in October 1991 and any amendment or report filed for the purpose of updating such description, including the description of amendments to our charter contained in our proxy statement dated March 20, 2009.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this prospectus shall be deemed modified, superseded, or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is, or is deemed to be incorporated, by reference in this prospectus modifies, supersedes, or replaces such statement. Any statement so modified, superseded, or replaced shall not be deemed, except as so modified, superseded, or replaced, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon that person’s written or oral request, a copy of any or all of the information incorporated by reference in this prospectus (other than exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents). Requests should be directed to:

Roger R. Hopkins, CPA

National Health Investors, Inc.

222 Robert Rose Drive

Murfreesboro, Tennessee 37129

(615) 890-9100

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and therefore we file annual, quarterly and current reports, proxy statements, and other documents with the SEC. You may read and copy any of the reports, proxy statements, and any other information that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at http://www.sec.gov that contains reports, proxies, information statements, and other information regarding registrants, including us, that file electronically with the SEC. We also maintain a website at http://www.nhireit.com; however, the information contained at this website does not constitute part of this prospectus or any prospectus supplement. Reports, proxies, information statements, and other information about us may also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the securities offered in this prospectus. This prospectus is part of that registration statement and, as permitted by the SEC’s rules, does not contain all of the information set forth in the registration statement. For further information about us and the securities that may be offered, we refer you to the registration statement and the exhibits that are filed with it. You can review and copy the registration statement and its exhibits and schedules at the addresses listed above.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding to purchase any of our securities offered by this prospectus, you should carefully consider the discussion of risks and uncertainties:

•	under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference in this prospectus;

•	under this heading or similar headings, such as “Quantitative and Qualitative Disclosures About Market Risk,” in our subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K; and

•	in any applicable prospectus supplement as well as in any document that is incorporated by reference in this prospectus.

For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information.” The risks and uncertainties we discuss in the documents incorporated by reference in this prospectus are those we currently believe may materially affect NHI. Additional risks and uncertainties not presently known to us, or that we currently believe are immaterial, also may materially and adversely affect our business, prospects, financial condition, and results of operations.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus and the information incorporated by reference in this prospectus or any prospectus supplement within the meaning of the Private Securities Litigation Reform Act of 1995 that are not historical factual statements are “forward-looking statements.” We intend to have our forward-looking statements covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with those provisions. Forward-looking statements include, among other things, statements regarding our and our officers’ intent, belief or expectations as identified by the use of words such as “may,” “will,” “project,” “expect,” “believe,” “intend,” “anticipate,” “seek,” “forecast,” “plan,” “estimate,” “could,” “would,” “potential,” “should” or the negative of these forward-looking phases or similar words or phrases. In addition, we, through our officers, from time to time, make forward-looking oral and written public statements concerning our expected future operations, strategies, securities offerings, growth and investment opportunities, dispositions, capital structure changes, budgets and other developments. Readers are cautioned that, while forward-looking statements reflect our good faith belief and reasonable assumptions based upon current information, we can give no assurance that our expectations or forecasts will be attained. Therefore, readers should be mindful that forward-looking statements are not guarantees of future performance and that they are subject to known and unknown risks and uncertainties that are difficult to predict. As more fully set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, factors that may cause our actual results to differ materially from the expectations expressed or implied by the forward-looking statements include:

•	We depend on the operating success of our customers (facility operators) for collection of our revenues during this time of uncertain economic conditions in the U.S.;

•	We are exposed to the risk that our tenants and borrowers may become subject to bankruptcy or insolvency proceedings;

•	We are exposed to risks related to governmental regulations and payors, principally Medicare and Medicaid, and the effect that lower reimbursement rates will have on our tenants’ and borrowers’ business;

•	We are exposed to the risk that the cash flows of our tenants and borrowers will be adversely affected by increased liability claims and general and professional liability insurance costs;

•	We are exposed to risks related to environmental laws and the costs associated with the liability related to hazardous substances;

•	We are exposed to the risk that we may not be indemnified by our lessees and borrowers against future litigation;

•	We depend on the success of future acquisitions and investments;

•	We depend on the ability to reinvest cash in real estate investments in a timely manner and on acceptable terms;

•	We may need to incur more debt in the future, which may not be available on terms acceptable to us;

•	We are exposed to the risk that the illiquidity of real estate investments could impede our ability to respond to adverse changes in the performance of our properties;

•	We are exposed to risks associated with our investments in unconsolidated entities, including our lack of sole decision-making authority and our reliance on the financial condition of other parties;

•	We depend on revenues derived mainly from fixed rate investments in real estate assets, while our debt capital used to finance those investments bears interest primarily at variable rates. This circumstance creates interest rate risk to us;

•	We have covenants related to our indebtedness which impose certain operational limitations and a breach of those covenants could materially adversely affect our financial condition and results of operations;

•	We are exposed to the risk that our assets may be subject to impairment charges;

•	We depend on our ability to continue to qualify for taxation as a real estate investment trust;

•	We have ownership limits in our charter with respect to our common stock and other classes of capital stock which may delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or might otherwise be in the best interests of our stockholders; and

•	We are subject to certain provisions of Maryland law and our charter and bylaws that could hinder, delay or prevent a change in control transaction, even if the transaction involves a premium price for our common stock or our stockholders believe such transaction to be otherwise in their best interests.

THE COMPANY

National Health Investors, Inc., incorporated under the laws of Maryland in 1991, is a real estate investment trust (“REIT”) which invests in income-producing health care properties primarily in the long-term care and senior housing industries. As of December 31, 2013, our portfolio consisted of real estate, mortgage and note investments and investments in the preferred stock and marketable securities of other REITs. We are a self-managed REIT investing in health care real estate or in the operations thereof through independent third-party managers that generate current income to be distributed to stockholders. We have pursued this mission by investing primarily in leased properties, loans and transactions allowed by the REIT Investment Diversification and Empowerment Act of 2007 (“RIDEA”). These investments include senior housing (assisted living, independent living and senior living campuses), skilled nursing facilities, hospitals and medical office buildings, all of which are collectively referred to herein as “health care facilities.” We typically fund these investments through three sources of capital: (1) debt financings, including bank lines of credit and ordinary term debt, (2) current cash flow, and (3) the sale of equity securities.

At December 31, 2013, our continuing operations consisted of investments in real estate and mortgage and other notes receivable involving 168 health care facilities located in 30 states. These investments involve 94 senior housing communities, 68 skilled nursing facilities, 4 hospitals, 2 medical office buildings and other notes receivable. These investments (excluding our corporate office with an original cost of $882,000) consisted of properties with an original cost of approximately $1.421 billion, rented under triple-net leases to 23 lessees, and approximately $60.6 million aggregate carrying value of mortgage and other notes receivable due from 15 borrowers.

Our executive offices are located at 222 Robert Rose Drive, Murfreesboro, Tennessee 37129, and our telephone number is (615) 890-9100.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds, from the offering of securities under this prospectus for general corporate purposes, which may include:

•	funding real estate and mortgage investments in, or extensions of credit to, our subsidiaries;

•	funding real estate and mortgage investments in non-affiliates;

•	reducing, repaying or refinancing debt;

•	financing possible acquisitions and business combinations; and

•	working capital and other general purposes.

Further details relating to the use of the net proceeds from the offering of securities under this prospectus will be set forth in the applicable prospectus supplement. Pending such uses, we anticipate that we will invest the net proceeds in interest-bearing securities in a manner consistent with maintaining our qualification as a REIT.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth NHI’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	Year Ended December 31,
	2013	2012	2011	2010	2009
Ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends (1)	8.65	19.08	16.67	32.62	296.24

(1)	For the purpose of calculating the ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends, income from continuing operations before adjustment for income or loss from equity investees has been added to fixed charges, net of capitalized interest, and that sum has been divided by such fixed charges. Fixed charges consist of interest expense, which includes amortization of debt issue cost, plus the proportion deemed to be representative of the interest factor of rent expense, and capitalized interest. We have not issued preferred stock and, accordingly, no preferred stock dividends were declared or paid for any of the periods presented. As a result, the ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends are the same for all periods presented.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information was derived from the application of pro forma adjustments to our historical consolidated statement of income. This unaudited pro forma condensed consolidated financial information should be read in conjunction with the other information contained in the related notes to this unaudited pro forma condensed consolidated financial information and with our historical consolidated financial statements and the related notes included in our filings with the SEC.

The unaudited pro forma information set forth below reflects our historical operations, as adjusted to give effect to the following transactions, which are described in more detail in the notes:

•	Our entry into a triple-net master lease with NHI Master Tenant, LLC (“Holiday Tenant”) relating to the 25 independent living facilities acquired from certain affiliates of Holiday Acquisition Holdings LLC in December 2013 (the “Holiday Portfolio”);

•	The issuance of 5,175,000 shares of our common stock in an offering in November 2013;

•	Interest costs under a term loan whose proceeds were used to fund a portion of the purchase price for the Holiday Portfolio acquisition and to fund specified transaction costs; and

•	Our acquisition of Care YBE Subsidiary LLC (“Care YBE”) on June 28, 2013, consisting of 14 assisted living and memory care facilities.

The unaudited pro forma condensed consolidated statements of operations give effect to the matters described above as if they occurred on January 1, 2013.

In the opinion of management, all adjustments necessary to reflect the effects of the matters described above and in the notes to the unaudited pro forma condensed consolidated financial information have been included and are based upon available information and assumptions that we believe are reasonable. Further, the historical financial information presented herein has been adjusted to give pro forma effect to events that are directly attributable to the transaction, are factually supportable and are expected to have a continuing impact on our results.

This unaudited pro forma condensed consolidated financial information is provided for informational purposes only. The unaudited pro forma condensed consolidated statement of operations does not purport to represent what our results of operations would have been had such transactions been consummated on the date indicated, nor do they represent our results of operations for any future date or period.

NATIONAL HEALTH INVESTORS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 2013

(in thousands, except share and per share data)

					Pro Forma Adjustments
	(A) NHI Historical		November 2013 Common Stock Offering		Holiday Portfolio Acquisition		Care YBE Portfolio Acquisition		Pro Forma
Revenues:
Rental income	$106,029		$—		$42,736	(B)	$5,246	(E)	$154,011
Interest income from mortgage and other notes	7,633		—		—		—		7,633
Other income	4,166		—		—		—		4,166

	117,828		—		42,736		5,246		165,810

Expenses:
Depreciation	20,101		—		12,907	(C)	1,674	(F)	34,682
Interest expense	9,229		—		5,021	(D)	2,991	(G)	17,241
Legal expense	784		—		—				784
Franchise, excise and other taxes	616		—		—				616
General and administrative	9,254		—		—				9,254
Loan and realty losses	1,976		—		—				1,976

	41,960		—		17,928		4,665		64,553

Income before equity-method investee, investment and other gains, discontinued operations and noncontrolling interest	75,868		—		24,808		581		101,257
Income from equity-method investee	324		—		—		—		324
Investment and other gains	3,306		—		—		—		3,306

Income from continuing operations	$79,498		$—		$24,808		$581		$104,887

Weighted average shares of common stock outstanding:
Basic	28,362,398	(H)	4,678,767	(H)					33,041,165	(H)
Diluted	28,397,702	(H)	4,678,767	(H)					33,076,469	(H)
Income from continuing operations per common share:
Basic	$2.80	(H)							$3.17	(H)
Diluted	$2.80	(H)							$3.17	(H)

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(A)	Historical amounts reported by us in our Annual Report on Form 10-K for the year ended December 31, 2013.
(B)	Represents rental income from the Holiday Portfolio acquired and leased under a triple-net master lease agreement for the period from January 1, 2013 to December 23, 2013. The actual results of the Holiday Portfolio properties for the period from December 24, 2013 to December 31, 2013 are included in our historical operating results from the December 23, 2013 acquisition date. Rental income is based on generally accepted accounting principles which require that the average contractual rent be recognized over the term of a lease without regard to the underlying cash flows inherent in the lease. The annual straight-line adjustment based on contractual terms for the Holiday Portfolio increases rental income by $11,902,000 in year one of the lease, as compared with contractual, cash-basis, rent of $31,915,000. This adjustment is due to the 17-year term of the lease and the presence of lease escalators of 4.5% in years two through four, followed by annual escalators (subject to adjustment for inflation) with a floor of 3.5% and a cap of 3.75%.
(C)	Represents estimated depreciation expense related to the Holiday Portfolio for the period from January 1, 2013 through December 31, 2013, consistent with our use of the mid-month convention. Depreciation was calculated on a straight-line basis using estimated useful lives of 7, 15, and 39 years for furniture and equipment, land improvements, and buildings, respectively.
(D)	Interest costs on the funding of the acquisition of the Holiday Portfolio not funded by the equity offering of 5,175,000 shares of our common stock. Interest on this loan was estimated based on the rate in place on the closing of the loan, LIBOR plus 1.75%, or 1.92% at December 23, 2013. Total borrowing costs of $4,592,000 are being amortized over the term of the loan, or 4.5 years. Actual interest costs related to the Holiday Portfolio properties for the period from December 23, 2013 to December 31, 2013 are included in our historical operating results from the December 23, 2013 acquisition date.
(E)	Represents rental income from the Care YBE properties, which we acquired on June 28, 2013 and leased under a triple-net lease agreement for the period from January 1, 2013 to June 28, 2013. The actual results of the Care YBE properties for the period from June 29, 2013 to December 31, 2013 are included in our historical operating results from the June 28, 2013 acquisition date. The year one annual straight-line adjustment based on the contractual terms of the lease with Care YBE is approximately $603,000.
(F)	Adjustments to depreciation expense related to the Care YBE properties are based on our allocation of the purchase price to land, building and improvements and are calculated on a straight-line basis using the estimated remaining life ranging from 7 to 40 years. These estimates, allocations and valuations are subject to change as we obtain further information; therefore, the actual depreciation expense recognized may vary from the estimates included herein. Pro forma adjustments for purposes of the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2013, reflect pro forma depreciation expense for the period from January 1, 2013 to June 28, 2013 as the actual depreciation expense for the Care YBE properties for the period from June 29, 2013 to December 31, 2013 is included in our historical operating results from the June 28, 2013 acquisition date.
(G)	Adjustments to interest expense related to the Care YBE acquisition are based on the assumption that the Care YBE acquisition was partially funded with borrowings under our revolving credit facility bearing interest at 1.59%, the stated rate at the June 28, 2013 acquisition date, such adjustments being in addition to Care YBE’s historical interest expense, related to secured debt assumed by us in the acquisition. Pro forma adjustments for purposes of the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2013 reflect pro forma interest expense for the period from January 1, 2013 to June 28, 2013, as the actual interest expense for the Care YBE properties for the period from June 29, 2013 to December 31, 2013 is included in our historical operating results from the June 28, 2013 acquisition date.
(H)	Weighted average number of shares of common stock outstanding and income from continuing operations per share of common stock are adjusted to reflect 5,175,000 shares of common stock from our equity offering issued on November 27, 2013, as if the shares had been outstanding from January 1, 2013. Weighted shares outstanding reported in our historical operating results include 5,175,000 shares outstanding for 35 days.

DESCRIPTION OF THE SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of our shares of common stock, shares of preferred stock, debt securities, warrants and units that we may offer from time to time. As further described in this prospectus, these summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the accompanying prospectus supplement and other offering material. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

DESCRIPTION OF CAPITAL STOCK WE MAY OFFER

Please note that in this section entitled “Description of Capital Stock We May Offer,” references to “holders” mean those who own shares of our common or preferred stock, registered in their own names, on the books that the registrar or we maintain for this purpose, and not those who own beneficial interests in shares registered in street name or in shares issued in book-entry form through one or more depositaries.

The following description summarizes the material provisions of the common stock and preferred stock we may offer. This description is not complete and is subject to, and is qualified in its entirety by reference to our charter and our bylaws and applicable provisions of the Maryland General Corporation Law (the “MGCL”). The specific terms of any series of preferred stock will be described in the applicable prospectus supplement. Any series of preferred stock we issue will be governed by our charter and by the articles supplementary related to that series. We will file the articles supplementary with the SEC and incorporate it by reference as an exhibit to our registration statement at or before the time we issue any preferred stock.

Our authorized capital stock consists of 40,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The following description does not contain all the information that might be important to you.

Restrictions on Transfer and Ownership of Stock

As described in “Certain Provisions of Maryland Law and NHI’s Charter and Bylaws – Transfer and Ownership Restrictions Relating to Our Common and Preferred Stock,” our charter contains restrictions on the ownership and transfer of our common and preferred stock that are intended to assist us in complying with the requirements to continue to qualify as a REIT. All such restrictions will apply to any common or preferred stock that we may offer pursuant to this prospectus and applicable prospectus summary.

Common Stock

As of March 17, 2014, there were 33,051,999 shares of common stock outstanding. All shares of common stock participate equally in dividends payable to holders of common stock when, as and if authorized by our board of directors and declared by us, and in net assets available for distribution to holders of common stock on liquidation, dissolution, or winding up. Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of our stockholders. Holders of common stock do not have cumulative voting rights in the election of directors.

All issued and outstanding shares of common stock are, and the common stock offered by this prospectus will be upon issuance, validly issued, fully paid and nonassessable. Holders of common stock do not have preference, conversion, exchange or preemptive rights. Our common stock is listed on The New York Stock Exchange under the Symbol NHI.

The Transfer Agent and Registrar for our common stock is Computershare Trust Company, N.A.

Preferred Stock

Shares of our preferred stock may be issued with such designations, preferences, limitations and relative rights as our board of directors may from time to time determine. Our board can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock. The preferred stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. As of March 17, 2014, there were no shares of our preferred stock outstanding.

If we offer preferred stock, we will file with the SEC a prospectus supplement and/or other offering material relating to that offering that will include a description of the specific terms of the offering, including the following specific terms:

•	the series, the number of shares offered and the liquidation value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the liquidation preference of the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control of NHI.

Rank

Unless otherwise specified in the prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon the Company’s liquidation, dissolution or winding up, rank:

•	senior to all classes or series of common stock, and to all equity securities ranking junior to such preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up;

•	on a parity with all equity securities the terms of which specifically provide that such equity securities rank on a parity with the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up; and

•	junior to all equity securities the terms of which specifically provide that such equity securities rank senior to the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up.

Dividends

Holders of preferred stock of each series shall be entitled to receive, when, as and if declared by the board of directors, out of the Company’s assets legally available for payment, cash dividends (or dividends in kind or in other property if expressly permitted and described in the applicable prospectus supplement) at such rates and on such dates as will be set forth in the applicable prospectus supplement. Each such dividend shall be payable to holders of record as they appear on the Company’s stock transfer books on such record dates as shall be fixed by the board of directors.

Dividends on any series of preferred stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the prospectus supplement. If the board of directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are non-cumulative, then the holders of such series of preferred stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

Unless otherwise specified in the applicable prospectus supplement, if any preferred stock of any series is outstanding, no full dividends shall be declared or paid or set apart for payment on the preferred stock of any other series ranking, as to dividends, on a parity with or junior to the preferred stock of such series for any period unless full dividends (which include all unpaid dividends in the case of cumulative dividend preferred stock) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the preferred stock of such series.

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the preferred stock of any series and the shares of any other series of preferred stock ranking on a parity as to dividends with the preferred stock of such series, all dividends declared upon shares of preferred stock of such series and any other series of preferred stock ranking on a parity as to dividends with such preferred stock shall be declared pro rata among the holders of such series. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred stock of such series which may be in arrears.

Until required dividends are paid, no dividends (other than in common stock or other capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation) shall be declared or paid, or set aside for payment, and no other distribution shall be declared or made upon the common stock or any other capital stock ranking junior to or on a parity with the preferred stock of such series as to dividends or upon liquidation. In addition, no common stock or any other capital stock ranking junior to or on a parity with the preferred stock of such series as to dividends or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for other capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation).

Any dividend payment made on a series of preferred stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of preferred stock of such series which remains payable.

Redemption

If so provided in the applicable prospectus supplement, any series of preferred stock will be subject to mandatory redemption or redemption at the Company’s option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares of such preferred stock that the Company shall redeem in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. NHI may pay the redemption price in cash or other property, as specified in the prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of the Company’s issuance of capital stock, the terms of such preferred stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred stock shall automatically and mandatorily be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

So long as any dividends on any series of preferred stock ranking on a parity as to dividends and distributions of assets with such series of the preferred stock are in arrears, no shares of any such series of the preferred stock will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares. However, this will not prevent the purchase or acquisition of preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of such series and, unless the full cumulative dividends on all outstanding shares of any cumulative preferred stock of such series and any other stock of the Company’s ranking on a parity with such series as to dividends and upon liquidation shall have been paid or contemporaneously are declared and paid for all past dividend periods, the Company shall not purchase or otherwise acquire directly or indirectly any preferred stock of such series (except by conversion into or exchange for stock ranking junior to the preferred stock of such series as to dividends and upon liquidation). However, this will not prevent the purchase or acquisition of such preferred stock to preserve the Company’s REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of such series.

If the Company is to redeem fewer than all of the outstanding preferred stock of any series, it will determine the number of shares to be redeemed and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by the Company that will not result in the issuance of any excess shares.

If notice of redemption of any preferred stock has been given and the Company has set aside the funds necessary for such redemption in trust for the benefit of the holders of any preferred stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such preferred stock, such preferred stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of NHI, then, before any distribution or payment shall be made to the holders of common stock, or any other class or series of the Company’s capital stock ranking junior to the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up, the holders of each series of preferred stock will be entitled to receive out of the Company’s assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of the Company’s remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the Company’s legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred stock and the corresponding amounts payable on all shares of other classes or series of capital stock ranking on a parity with the preferred stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of the preferred stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If liquidating distributions shall have been made in full to all holders of preferred stock, the Company’s remaining assets shall be distributed among the holders of any other classes or series of capital stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares.

Voting Rights

Holders of preferred stock will only have such voting rights as specifically provided in the prospectus supplement or as otherwise from time to time required by law.

Conversion Rights

The terms and conditions, if any, upon which shares of any series of preferred stock are convertible into common stock will be set forth in the prospectus supplement relating thereto. Such terms will include the number of shares of common stock into which the preferred stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such preferred stock.

DESCRIPTION OF DEBT SECURITIES

Our senior debt securities will be issued under a senior indenture, as amended or supplemented from time to time (the “indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

The following description is a summary of the material provisions of the indenture including references to the applicable section of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines the rights of holders of debt securities. Except as otherwise defined herein, terms used in this description but not otherwise defined herein are used as defined in the indenture. When we refer to “NHI,” “we,” “our,” “us,” and “the Company” in this section, we are referring to National Health Investors, Inc., excluding its subsidiaries, unless the context otherwise requires or as otherwise expressly stated herein.

The indenture is filed as an exhibit to the Registration Statement of which this prospectus is a part. The indenture is available for inspection at the corporate trust offices of the Trustee at The Bank of New York Mellon Trust Company, N.A., 10161 Centurion Parkway, Jacksonville, Florida 32256. The indenture is subject to, and is governed by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). All section references appearing in this description are to sections of the indenture.

General

Our debt securities will be direct, unsecured obligations. The debt securities issued under the indenture are not limited as to aggregate principal amount and may be issued in one or more series. The principal amount and series will be established from time to time in or pursuant to authority granted by a resolution of our board of directors. The principal amount and series also may be established in one or more indentures supplemental to the indenture. All debt securities of one series need not be issued at the same time (section 301 of the indenture).

Unless otherwise provided, a series may be reopened for issuances of additional debt securities of such series without the consent of the holders of the debt securities of such series (section 301 of the indenture). The Trustee may resign or be removed with respect to one or more series of debt securities issued under the indenture, and a successor Trustee may be appointed to act with respect to such series.

Reference is made to each prospectus supplement for the specific terms of the series of debt securities being offered thereby, including:

(1) the title of such debt securities;

(2) the aggregate principal amount of such debt securities and any limit on such aggregate principal amount;

(3) the percentage of the principal amount at which such debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity of such debt securities, or (if applicable) the portion of the principal amount of such debt securities which is convertible into shares of our common stock or other equity securities, or the method by which any such portion shall be determined;

(4) if such debt securities are convertible, any limitation on the ownership or transferability of our common stock or other equity securities into which such debt securities are convertible in connection with the preservation of our status as a REIT;

(5) the date(s), or the method for determining the date(s), on which the principal of such debt securities will be payable;

(6) the rate(s) (which may be fixed or variable) at which such debt securities will bear interest, if any, or the method by which such rate(s) shall be determined;

(7) the date(s), or the method for determining the date(s), from which interest, if any, will accrue;

(8) the date(s) on which any interest will be payable;

(9) the record date(s) for an interest payment, or the method by which such record date(s) shall be determined (the record date for an interest payment is the date on which a Person must be a holder in order to receive the interest payment);

(10) the Person to whom any interest shall be payable;

(11) the basis upon which any interest shall be calculated if other than that of a 360-day year consisting of twelve 30-day months;

(12) the place(s) where:

a. the principal of (and premium, if any) or interest, if any, and Additional Amounts, if any, on such debt securities will be payable,

b. such debt securities may be surrendered for conversion or registration of transfer or exchange, and

c. notices or demands in respect of such debt securities and the indenture may be served;

(13) the period(s) within which, the price(s) at which, and the terms and conditions upon which such debt securities may be redeemed at our option, as a whole or in part, if we are to have the option to redeem such debt securities;

(14) our obligation, if any, to redeem, repay or purchase such debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period(s) within which, the price(s) at which, and the terms and conditions upon which we are obligated, if at all, to redeem, repay or purchase such debt securities, as a whole or in part, pursuant to any sinking fund or analogous provision or at the option of a holder thereof;

(15) if other than U.S. dollars, the currency or currencies in which such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

(16) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such debt securities may be determined with reference to an index, formula or other method and the manner in which such amounts shall be determined (the index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies);

(17) any additions to, modifications of or deletions from the terms of such debt securities with respect to the Events of Default or covenants set forth in the indenture;

(18) whether such debt securities will be issued in certificated or book-entry form;

(19) whether such debt securities will be in registered or bearer form or both and, if and to the extent in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if and to the extent in bearer form, the denominations thereof if other than $5,000 and any integral multiple thereof, and terms and conditions relating thereto;

(20) the applicability, if any, of the defeasance and covenant defeasance provisions of the indenture;

(21) the terms, if any, upon which such debt securities may be convertible into shares of our common stock or other equity securities (and the class thereof) and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate, the conversion period, any adjustment of the applicable conversion price and any requirements relative to the reservation of such shares for purposes of conversion;

(22) whether and under what circumstances we will pay Additional Amounts on such debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities in lieu of making such payment;

(23) if other than the Trustee, the security registrar and/or paying agent;

(24) provisions, if any, granting special rights to holders upon the occurrence of such events as may be specified;

(25) if securities are to be issued upon the exercise of warrants, the time, manner and place for authentication and delivery; and

(26) any other terms of such debt securities not inconsistent with the provisions of the indenture.

The debt securities may provide for the payment of less than the entire principal amount upon declaration of acceleration of the maturity of the debt securities. Such debt securities are known as “Original Issue Discount Securities.” Any material U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable prospectus supplement.

The indenture does not contain any provision that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in a highly leveraged or similar action involving the Company or in the event of a change of control of the Company. However, certain restrictions on ownership and transfer of our common stock and other equity securities designed to preserve our status as a REIT may act to prevent or hinder a change of control. See “Description of Capital Stock We May Offer.” Reference is made to the applicable prospectus supplement for information with respect to any deletion from, modification of or addition to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denominations, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, the debt securities of any series in registered form will be issued in denominations of $1,000 and integral multiples thereof and debt securities in bearer form will be issued in denominations of $5,000 and integral multiples thereof, other than debt securities issued in global form (section 302 of the indenture).

Unless otherwise specified in the applicable prospectus supplement, principal, premium, if any, and interest payments on any series of debt securities will be made at the corporate trust office of the Trustee as follows: The Bank of New York Mellon Trust Company, N.A., 10161 Centurion Parkway, Jacksonville, Florida 32256. However, we may elect to pay interest by check mailed to the address of the holder as it appears in the register for debt securities of such series or by wire transfer of funds to the holder at an account maintained within the United States (sections 301, 305, 306, 307 and 1002 of the indenture).

Any interest with respect to a debt security that is not punctually paid or duly provided for on the date the interest is due and payable will cease to be payable thereafter to the holder on the applicable record date. The interest may be paid to the holder at the close of business on a special record date fixed by the Trustee for the payment of the interest. Notice of such payment must be given to the holder of such debt security not less than 10 days prior to the special record date. Such interest may also be paid at any time in any other lawful manner, all as more completely described in the indenture (section 307 of the indenture).

Subject to certain limitations applicable to debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such debt securities at the corporate trust office of the Trustee. In addition, subject to certain limitations applicable to debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the Trustee. Every debt security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be incurred for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (section 305 of the indenture). If the applicable prospectus supplement refers to any transfer agent (in addition to the Trustee) that we initially designated with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location at which any such transfer agent acts; however, we will be required to maintain a transfer agent in each place where principal, premium, if any, and interest payments on debt securities of such series are payable. We may designate additional transfer agents with respect to any series of debt securities at any time (section 1002 of the indenture).

Neither the Company nor the Trustee will be required:

•	to issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

•	to register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part;

•	to exchange any bearer security called for redemption except that such bearer security may be exchanged for a registered security of that series and like tenor, provided that such registered security shall be simultaneously surrendered for redemption; or

•	to issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be repaid (section 305 of the indenture).

Merger, Consolidation or Sale

The indenture provides that we may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other Person, provided that:

(1) we are the continuing Person, or the successor Person shall be organized and existing under the laws of the United States or a state thereof and shall expressly assumes payment of the principal of (and premium, if any) and interest and all Additional Amounts, if any, on, all of the outstanding debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the indenture by supplemental indenture satisfactory to the Trustee;

(2) immediately after giving effect to such transaction and treating any indebtedness which becomes our or our subsidiaries’ obligation as a result thereof as having been incurred by us or our subsidiaries at the time of such transaction, no Event of Default under the indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, occurs and is continuing; and

(3) an officer’s certificate and legal opinion confirming the satisfaction of the conditions are delivered to the Trustee (sections 801 and 803 of the indenture).

Material Covenants

The indenture contains the following covenants:

Existence. Except as permitted under the provisions of the indenture described under the caption “Merger, Consolidation or Sale,” we must preserve and keep in full force and effect our corporate existence, rights (charter and statutory) and franchises. We will not be required to preserve any right or franchise if we determine that the preservation of that right or franchise is no longer desirable in the conduct of our business and that the loss thereof is not disadvantageous in any material respect to the holders of the senior debt securities (section 1004 of the indenture).

Maintenance of Properties. All of our properties that are used or useful in the conduct of our business or the business of our subsidiaries must be maintained and kept in good condition, repair and working order and supplied with all necessary equipment. We also are required to make all necessary repairs, renewals, replacements, betterments and improvements to our properties. We must do these things as necessary in our judgment to conduct the business carried on in connection therewith in a proper and advantageous manner at all times. However, we and our subsidiaries will not be prevented from selling or otherwise disposing of properties for value in the ordinary course of business (section 1005 of the indenture).

Payment of Taxes and Other Claims. We must pay or discharge, or cause to be paid or discharged, before the same become delinquent:

(1) all taxes, assessments and governmental charges levied or imposed upon us or any of our subsidiaries or upon our or any of our subsidiaries’ income, profits or property; and

(2) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon our property or the property of any of our subsidiaries.

However, we will not be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (section 1006 of the indenture).

Provision of Financial Information. We will be required to file with the trustee, within 15 days after we file the same with the SEC, copies of the annual and other reports which we are required to file with the SEC pursuant to Section 13 or 15(d) of Securities Exchange Act of 1934, as amended (the “Exchange Act”). If we are not so required to file such reports to the SEC under said Sections, then we will be required to file with the Trustee and the SEC, in accordance with the rules and regulations prescribed by the SEC, such of the supplementary and periodic reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed in such rules and regulations. Any documents filed by us with the SEC via the SEC’s EDGAR system will be deemed filed with the Trustee as of the time such documents are filed via the SEC’s EDGAR system.

Events of Default, Notice and Waiver

The indenture provides that the following events are “Events of Default” with respect to any series of debt securities issued thereunder:

(1) default for 30 days in the payment of any installment of interest, Additional Amounts or coupons on any debt security of such series;

(2) default in the payment of the principal of (or premium, if any, on) any debt security of such series at the time such payment becomes due and payable;

(3) default in making any sinking fund payment as required for any debt security of such series;

(4) default in the performance, or breach, of any other covenant or warranty contained in the indenture continued for 60 days after written notice as provided in the indenture; however, default in the performance, or breach, of a covenant or warranty added to the indenture solely for the benefit of a series of debt securities issued thereunder other than such series is not an Event of Default;

(5) default under any bond, debenture, note or other evidence of indebtedness of the Company or under any mortgage, indenture or other instrument of the Company under which there may be issued or by which there may be secured or evidenced any indebtedness of the Company (or by any subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor), which results in the acceleration of indebtedness in an aggregate principal amount exceeding $10,000,000, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled as provided in the indenture;

(6) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee, of the Company or of any significant subsidiary of the Company as defined in Regulation S-X promulgated under the Securities Act of 1933, as amended (the “Securities Act”) or of the respective property of either; and

(7) any other Event of Default provided with respect to that series of debt securities (section 501 of the indenture).

If an Event of Default occurs under the indenture with respect to Outstanding debt securities of any series issued thereunder and is continuing, then the Trustee or the holders of not less than 25% in principal amount of the Outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series to be due and payable immediately by written notice to us. If the holders give notice to us, they must also give notice to the Trustee. If the debt securities are Original Issue Discount Securities or Indexed Securities, the amount declared to be due and payable will be such portion of the principal amount as specified in the terms thereof. However, at any time after a declaration of acceleration with respect to debt securities of such series (or of all debt securities then Outstanding under the indenture, as the case may be) has been made, the holders of a majority in principal amount of the debt securities of such series or of each series of debt securities then Outstanding under the indenture, as the case may be, may rescind and annul such declaration and its consequences if:

(1) we have deposited with the Trustee all required payments of the principal of (and premium, if any) and interest and Additional Amounts payable on the debt securities of such series or of all debt securities then Outstanding under the indenture, as the case may be, plus certain fees, expenses, disbursements and advances of the Trustee; and

(2) all Events of Default have been cured or waived as provided in the indenture (except for the nonpayment of accelerated principal (or specified portion thereof) with respect to debt securities of such series or of all debt securities then Outstanding under the indenture) (section 502 of the indenture).

The indenture also provides that the holders of a majority in principal amount of the debt securities of any series or of each series of debt securities then Outstanding under the indenture may waive any past default with respect to such series and its consequences.

However, holders may not waive a default:

•	in the payment of the principal of (or premium, if any) or interest on or Additional Amounts payable in respect of any debt security of such series; or

•	in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each Outstanding debt security affected thereby (section 513 of the indenture).

The indenture provides that the Trustee is required to give notice to the holders of debt securities issued thereunder within 90 days of a default under the indenture. However, the Trustee may withhold notice of any default to the holders of any such series of debt securities if certain officers of the Trustee consider such withholding to be in the interest of the holders. The Trustee may not withhold notice with respect to a default in the payment of the principal of (or premium, if any) or interest on or Additional Amounts with respect to any debt security or in the payment of any sinking installment in respect of any debt security (section 601 of the indenture).

The indenture provides that no holder of debt securities of any series issued thereunder may institute any proceeding, judicial or otherwise, with respect to the indenture or for any remedy thereunder. However, a holder of debt securities may institute a proceeding if the Trustee fails to act for 60 days after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the Outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to it (section 507 of the indenture). However, this provision will not prevent any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on, and any Additional Amounts in respect of the debt securities held by that holder at the respective due dates thereof (section 508 of the indenture).

Subject to provisions in the indenture relating to its duties in case of default and unless holders of any series of debt securities then Outstanding under the indenture have offered security or indemnity reasonably satisfactory to the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of the holders (section 602 of the indenture). The holders of a majority in principal amount of the Outstanding debt securities of any series (or of each series of debt securities then Outstanding under the indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee. They also have the right to direct the time, method and place of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with the indenture or any law which may involve the Trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein (section 512 of the indenture).

Within 120 days after the close of each fiscal year, we must deliver to the Trustee a certificate signed by one of several specified officers. The certificate must state whether such officer has knowledge of any default under the indenture and, if so, specify each such default and the nature and status thereof (section 1007 of the indenture).

Modification of the Indenture

Modifications and amendments to the indenture may be made only with the consent of the holders of a majority in principal amount of all Outstanding debt securities issued thereunder which are affected by such modification or amendment. However, unless the consent of the holder of each affected debt security is obtained, no modification or amendment may:

•	change the date specified in any such debt security as the fixed date on which the principal thereof is due and payable;

•	change the date specified in any such debt security as the fixed date on which any installment of interest (or premium, if any) is due and payable;

•	reduce the principal amount of any such debt security;

•	reduce the rate or amount of interest on any such debt security;

•	reduce the premium payable on redemption of any such debt security;

•	reduce any Additional Amount payable in respect of any such debt security;

•	reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

•	change the place of payment of principal of (or premium, if any) or interest on any such debt security;

•	change the currency or currencies for payment of principal of (or premium, if any) or interest on such debt security;

•	change our obligation to pay Additional Amounts;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

•	reduce the percentage of Outstanding debt securities of any series necessary to modify or amend the indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder, or to reduce the quorum or voting requirements set forth in the indenture; or

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such debt security (section 902 of the indenture).

The indenture provides that the holders of a majority in principal amount of Outstanding debt securities issued thereunder have the right to waive our compliance with certain covenants in the indenture, including those described in the section of this prospectus captioned “Material Covenants” (section 1009 of the indenture).

The Company and the Trustee may modify and amend the indenture without the consent of any holder of debt securities issued thereunder for any of the following purposes:

•	to evidence the succession of another Person to our obligations under the indenture;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities issued thereunder or to surrender any right or power conferred upon us in the indenture;

•	to add Events of Default for the benefit of the holders of all or any series of debt securities issued thereunder;

•	to add or change any provisions of the indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities issued thereunder in bearer form, or to permit or facilitate the issuance of such debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of such debt securities of any series in any material respect;

•	to change or eliminate any provision of the indenture, provided that any such change or elimination shall become effective only when there are no debt securities Outstanding of any series issued thereunder which are entitled to the benefit of such provision;

•	to secure the debt securities issued thereunder;

•	to establish the form or terms of debt securities of any series issued thereunder, including the provisions and procedures, if applicable, for the conversion of such debt securities into our shares of common stock or shares of preferred stock;

•	to provide for the acceptance of appointment by a successor Trustee;

•	to facilitate the administration of the trusts under the indenture by more than one Trustee;

•	to cure any ambiguity, defect or inconsistency in the indenture, provided that such action shall not adversely affect in any material respect the interests of holders of debt securities of any series issued thereunder;

•	to conform the terms of the indenture or the debt securities of a series to the description thereof contained in any prospectus or other offering document or memorandum relating to the offer and sale of such debt securities; and

•	to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities issued thereunder; however, such action shall not adversely affect in any material respect the interests of the holders of the debt securities of any series issued thereunder (section 901 of the indenture).

The indenture provides that in determining whether the holders of the requisite principal amount of Outstanding debt securities of a series issued thereunder have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of such debt securities:

•	the principal amount of an Outstanding Original Issue Discount Security shall be the amount of the principal that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity of the security;

•	the principal amount of an Outstanding debt security denominated in a foreign currency shall be the U.S. dollar equivalent, determined on the issue date for such debt security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such debt security in the amount determined as provided above);

•	the principal amount of an Outstanding Indexed Security shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to section 301 of the indenture; and

•	debt securities owned by us, any other obligor upon the debt securities, any of our Affiliates or of such other obligor shall be disregarded (section 101 of the indenture).

The indenture contains provisions for convening meetings of the holders of an issued series of debt securities (section 1501 of the indenture). The Trustee may call a meeting at any time. The Company or the holders of at least 10% in principal amount of the Outstanding debt securities of such series may also call a meeting upon request. Notice of a meeting must be given as provided in the indenture (section 1502 of the indenture). Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the Outstanding debt securities of that series. However, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage which is less than a majority in principal amount of the Outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the Outstanding debt securities of that series. Any resolution passed or decision taken at any duly held meeting of holders of debt securities of any series will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be the persons holding or representing a majority in principal amount of the Outstanding debt securities of a series.

However, if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the Outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the Outstanding debt securities of such series will constitute a quorum (section 1504 of the indenture).

Notwithstanding the provisions described above, if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all Outstanding debt securities affected thereby, or of the holders of such series and one or more additional series:

(1) there shall be no minimum quorum requirement for such meeting; and

(2) the principal amount of the Outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture (section 1504 of the indenture).

Discharge, Defeasance and Covenant Defeasance

We may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal, premium, if any, interest, and Additional Amounts with respect thereto, to the date of such deposit if such debt securities have become due and payable or to the date specified in such debt securities as the fixed date on which the payment of principal and interest on such debt securities is due and payable or the date fixed for redemption of such debt securities, as the case may be (section 401 of the indenture). Funds shall be deposited in such currency or currencies, currency unit(s) or composite currency or currencies in which such debt securities are payable.

The indenture provides that, if the provisions of Article Fourteen thereof (relating to defeasance and covenant defeasance) are made applicable to the debt securities of or within any series issued thereunder, we may elect either:

(1) to defease and be discharged from any and all obligations with respect to such debt securities. However, we will not be discharged from the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such debt securities. In addition, we will not be discharged from the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust (“defeasance”) (section 1402 of the indenture); or

(2) to be released from our obligations relating to (a) sections 1004 to 1006, inclusive, of the indenture (being the restrictions described under the caption “Material Covenants”) and, if provided under the indenture, our obligations with respect to any other covenant contained in the indenture, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such debt securities (“covenant defeasance”) (section 1403 of the indenture).

Defeasance or covenant defeasance will occur upon our irrevocable deposit with the Trustee, in trust, of an amount sufficient to pay the principal of (and premium, if any) and interest on such debt securities, and any mandatory sinking fund or analogous payments, on their scheduled due dates. The amount deposited will be in Government Obligations (as defined below) or such currency or currencies, currency unit(s) or composite currency or currencies in which such debt securities are payable at maturity, or both.

Such a trust may be established only if, among other things, we have delivered to the Trustee an opinion of counsel (as specified in the indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. In the case of defeasance, the opinion of counsel must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture (section 1404 of the indenture).

“Government Obligations” means securities that are

(1) direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, and for which the full faith and credit of the applicable government is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or the other government or governments in the confederation which issued the foreign currency in which the debt securities of such series are payable. The payment of these obligations must be unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government or governments, and the obligations may not be callable or redeemable at the option of the issuer or issuers thereof. Such obligations also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or other amount with respect to any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of or other amount with respect to the Government Obligation evidenced by such depository receipt (section 101 of the indenture).

Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series:

(1) the holder of a debt security of such series is entitled to, and does, elect under the indenture or the terms of such debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security, or

(2) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made,

the indebtedness represented by such debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such debt security as they become due out of the proceeds yielded by converting the amount deposited in respect of such debt security into the currency, currency unit or composite currency in which such debt security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (section 1405 of the indenture).

“Conversion Event” means the cessation of use of:

(1) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of actions by a central bank or other public institution of or within the international banking community; or

(2) any currency unit or composite currency for the purposes for which it was established (section 101 of the indenture).

Unless otherwise described in the applicable prospectus supplement, all payments of principal of (and premium, if any) and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

In the event we effect covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any Event of Default, other than:

(1) the Event of Default described in clause (4) under “Events of Default, Notice and Waiver” or

(2) the Event of Default described in clause (7) under “Events of Default, Notice and Waiver” with respect to any other covenant as to which there has been covenant defeasance,

the amount in such currency, currency unit or composite currency in which such debt securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such debt securities at the fixed date on which they become due and payable but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such Event of Default. In any such event, we would remain liable to make payment of such amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Ranking

The debt securities will constitute our senior unsecured obligations and will rank equal in right of payment with our existing and future senior unsecured obligations. The debt securities will rank senior in right of payment to any future indebtedness we may have that is expressly subordinated in right of payment to the debt securities. The debt securities will rank effectively junior in right of payment to any of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness, and will rank structurally junior to all existing and future indebtedness (including trade payables) and preferred equity of our subsidiaries as well as to any of our existing or future indebtedness that may be guaranteed by any of our subsidiaries (to the extent of any such guarantee). As of December 31, 2013, our total consolidated indebtedness (excluding trade payables and unfunded commitments) was approximately $617.1 million, approximately $80.1 million of which was secured indebtedness of our subsidiaries to third parties (excluding trade payables).

The indenture does not limit the amount of indebtedness that we may incur.

Convertible Debt Securities

The following provisions will apply to debt securities that will be convertible into our common stock or other equity securities (“Convertible debt securities”) unless otherwise described in the prospectus supplement for such Convertible debt securities.

Our board of directors will determine the terms and conditions of any Convertible debt securities, if any, issued pursuant to the indenture (“Senior Convertible debt securities”). Such terms and conditions may include whether the Senior Convertible debt securities are convertible into our shares of common or preferred stock (including, without limitation, the initial conversion price or rate, the conversion period, any adjustment of the applicable conversion price and any requirements relative to the reservation of such shares for purposes of conversion) (section 301 of the indenture).

The adjustment provisions for debt securities convertible into our equity securities other than shares of common stock will be determined at the time of issuance of such debt securities and will be set forth in the applicable prospectus supplement.

Reference is made to the section captioned “Description of Capital Stock We May Offer—Common Stock” for a general description of securities to be acquired upon the conversion of Convertible debt securities that are convertible into our common stock, including a description of certain restrictions on the ownership of the shares of common stock.

The Trustee

The Bank of New York Mellon Trust Company, N.A. serves as Trustee for our debt securities pursuant to the indenture.

Definitions

Set forth below are defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Additional Amounts” means any additional amounts which are required by a debt security or by or pursuant to a resolution of our board of directors, under circumstances specified therein, to be paid by us in respect of certain taxes imposed on certain holders and which are owing to such holders.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. Control means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Holder” means the Person in whose name a debt security is registered in the register for each series of debt securities.

“Indexed Security” means a debt security for which the principal amount payable on the date specified in such debt security as the fixed date on which the principal of such security is due and payable may be more or less than the principal face amount thereof at original issuance.

“Outstanding,” when used with respect to debt securities, means, as of the date of determination, all debt securities theretofore authenticated and delivered under the indenture, except:

(1) debt securities theretofore canceled by the Trustee or delivered to the Trustee for cancellation;

(2) debt securities, or portions thereof, for whose payment or redemption or repayment at the option of the holder money in the necessary amount has been deposited with the Trustee or any paying agent (other than by us) in trust or set aside and segregated in trust by us (if we shall act as our own paying agent) for the holders of such debt securities and any coupons appertaining thereto, provided that, if such debt securities are to be redeemed, notice of such redemption has been duly given pursuant to the indenture or provision therefor satisfactory to the Trustee has been made;

(3) debt securities, except to the extent provided in sections 1402 and 1403 of the indenture, with respect to which we have effected defeasance and/or covenant defeasance;

(4) debt securities which have been paid pursuant to section 306 of the indenture or in exchange for or in lieu of which other debt securities have been authenticated and delivered pursuant to the indenture, other than any such debt securities in respect of which there shall have been presented to the Trustee proof satisfactory to it that such debt securities are held by a bona fide purchaser in whose hands such debt securities are our valid obligations; and

(5) debt securities converted into shares of common stock or preferred stock in accordance with or as contemplated by the indenture, if the terms of such debt securities provide for convertibility pursuant to section 301 of the indenture;

provided, however, that in determining whether the holders of the requisite principal amount of the Outstanding securities have given any request, demand, authorization, direction, notice, consent of waiver hereunder or are present at a meeting of holders for quorum purposes, and for the purpose of making the calculations required by section 313 of the Trust Indenture Act:

(1) the principal amount of an Original Issue Discount Security that may be counted in making such determination or calculation and that shall be deemed to be Outstanding for such purpose shall be equal to the amount of principal that would be (or shall have been declared to be) due and payable, at the time of such determination, upon a declaration of acceleration of the maturity thereof;

(2) the principal amount of any debt security denominated in a foreign currency that may be counted in making such determination or calculation and that shall be deemed Outstanding for such purpose shall be equal to the U.S. dollar equivalent, determined pursuant to section 301 of the indenture as of the date such debt security is originally issued by us, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent as of such date of original issuance of the amount determined as provided in clause (1) above) of such debt security;

(3) the principal amount of any Indexed Security that may be counted in making such determination or calculation and that shall be deemed Outstanding for such purpose shall be equal to the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to section 301 of the indenture; and

(4) debt securities owned by us or any other obligor upon the debt securities or any Affiliate of ours or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in making such calculation or in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only debt securities which the Trustee knows to be so owned shall be so disregarded. Debt securities so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to any such debt securities and that the pledgee is not us or any other obligor upon the debt securities or any Affiliate of ours or of such other obligor.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Subsidiary” means an entity a majority of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more of our other subsidiaries. For purposes of this definition, “voting stock” means stock having voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry Debt Securities

We may issue debt securities of a series in whole or in part in the form of one or more global securities. We will deposit such global securities with, or on behalf of, a depository identified in the applicable prospectus supplement. We may issue global securities in either registered or bearer form and in either temporary or permanent form. Unless we specify otherwise in the applicable prospectus supplement, debt securities that are represented by a global security will be issued in denominations of $1,000 or any integral multiple thereof, other than bearer securities in global form, and will be issued in registered form only, without coupons. We will make payments of principal of, premium, if any, and interest on debt securities represented by a global security to the Trustee under the indenture, which will then forward such payments to the depository.

We anticipate that any global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (“DTC”), and that such global securities will be registered in the name of Cede & Co., DTC’s nominee. We further anticipate that the following provisions will apply to the depository arrangements with respect to any such global securities. We will describe any additional or differing terms of the depository arrangements in the applicable prospectus supplement relating to a particular series of debt securities issued in the form of global securities.

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole holder of the debt securities represented by such global security for all purposes under the indenture. Except as described below, owners of beneficial interests in a global security:

(1) will not be entitled to have debt securities represented by such global security registered in their names;

(2) will not receive or be entitled to receive physical delivery of debt securities in certificated form; and

(3) will not be considered the owners or holders thereof under the indenture.

The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a global security.

Unless we specify otherwise in the applicable prospectus supplement, each global security representing book-entry notes will be exchangeable for certificated notes only if:

(1) DTC notifies us that it is unwilling or unable to continue as depository or DTC ceases to be a clearing agency registered under the Exchange Act (if so required by applicable law or regulation) and, in either case, a successor depository is not appointed by us within 90 days after we receive such notice or become aware of such unwillingness, inability or ineligibility;

(2) we, in our sole discretion, determine that the global securities shall be exchangeable for certificated notes; or

(3) there shall have occurred and be continuing an event of default under the indenture with respect to the notes.

Upon any such exchange, owners of a beneficial interest in the global security or securities representing book-entry notes will be entitled to physical delivery of individual debt securities in certificated form of like tenor and rank, equal in principal amount to such beneficial interest, and to have such debt securities in certificated form registered in the names of the beneficial owners, which names shall be provided by DTC’s relevant participants (as identified by DTC) to the applicable trustee.

Unless we describe otherwise in the applicable prospectus supplement, debt securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons.

DTC will act as securities depository for the debt securities. The debt securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. Except as otherwise provided, one fully registered debt security certificate will be issued with respect to each series of the debt securities, each in the aggregate principal amount of such series, and will be deposited with DTC. If, however, the aggregate principal amount of any series exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such series.

The following is based on information furnished to us by DTC

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. Information contained on, or accessible through, these websites is not part of, or incorporated by reference into, this prospectus.

Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are, however, expected to receive a written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in debt securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co, or such other name as may be requested by an authorized representative of DTC. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC’s records reflect only the identities of the Direct Participants to whose accounts debt securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the debt securities unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails a proxy (an “Omnibus Proxy”) to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

Principal, premium, if any, interest payments and redemption proceeds on the debt securities will be made to Cede & Co., or such other nominee, as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee, on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of such Participant and not of DTC, nor its nominee, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, interest and redemption proceeds to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility or the Trustee’s, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

If applicable, redemption notices shall be sent to DTC. If less than all of the book-entry notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

A Beneficial Owner shall give notice of any option to elect to have its book-entry notes repaid by us, through its Participant, to the Trustee, and shall effect delivery of such book-entry notes by causing the Direct Participant to transfer the Participant’s interest in the global security or securities representing such book-entry notes, on DTC’s records, to the Trustee. The requirement for physical delivery of book-entry notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global security or securities representing such book-entry notes are transferred by Direct Participants on DTC’s records and followed by a book-entry credit of tendered securities to the Trustee’s DTC account.

DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving reasonable notice to the Trustee or us. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, debt security certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Unless stated otherwise in the prospectus supplement, the underwriters or agents with respect to a series of debt securities issued as global securities will be Direct Participants in DTC.

Neither we, the Trustee nor any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interest.

DESCRIPTION OF WARRANTS WE MAY OFFER

We may issue warrants to purchase shares of common stock or preferred stock or debt securities. Warrants may be issued independently or together with any securities or may be attached to or separate from the securities. Each series of warrants will be issued under a separate warrant agreement to be entered into by us with a bank or trust company, as warrant agent, as specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

We will describe the specific terms of any warrants we may offer in the prospectus supplement relating to those warrants, which terms will include:

•	the title of the warrants;

•	the aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount and terms of the securities purchasable upon exercise of the warrants;

•	any provisions for adjustment of the number of securities purchasable upon exercise of the warrants or the exercise price of the warrants;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of the warrants issued with each security;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	the minimum or maximum number of warrants which may be exercised at any one time;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	a discussion of any material U.S. federal income tax considerations applicable to the acquisition, ownership, exercise and disposition of the warrants;

•	information with respect to book-entry procedures, if applicable; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Each warrant will entitle the holder of the warrant to purchase for cash the number of shares of common stock or preferred stock or debt securities at the exercise price stated or determinable in the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as possible, forward the shares of common stock or preferred stock or debt securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF UNITS WE MAY OFFER

As specified in the applicable prospectus supplement, we may issue units consisting of one or more shares of common stock, shares of preferred stock, debt securities, warrants, other securities or any combination of such securities. Such combinations may include, but are not limited to, units consisting of common stock, preferred stock, debt securities and warrants.

BOOK ENTRY PROCEDURES AND SETTLEMENT

We may issue the securities offered pursuant to this prospectus in certificated or book-entry form or in the form of one or more global securities. The accompanying prospectus supplement will describe the manner in which the securities offered thereby will be issued.

CERTAIN PROVISIONS OF MARYLAND LAW AND NHI’S CHARTER AND BYLAWS

The following paragraphs summarize certain provisions of Maryland law and of our charter and bylaws. This is a summary, and does not completely describe Maryland law, our charter or our bylaws. For a complete description, we refer you to the MGCL, our charter and our bylaws. We have incorporated by reference our charter and bylaws as exhibits to the registration statement of which this prospectus is a part.

Transfer and Ownership Restrictions Relating to Our Common and Preferred Stock

We have restrictions on the ownership and transfer of our common and preferred stock in our charter that are intended to assist us in complying with the requirements to continue to qualify as a REIT. Our charter prohibits the beneficial ownership of shares of common or preferred stock in excess of the ownership limit and any attempted transfer in violation of the ownership limit is void.

Our charter provides that any transfer that (i) would result in a person owning shares in excess of the ownership limit, which as of the date of this prospectus and as a result of the Excepted Holder Agreements discussed below, is (a) for all stockholders who are not Excepted Holders (as defined below), 7.5%, in number or value, of our outstanding shares of common stock or (b) for Excepted Holders, the limit specifically set forth in the applicable Excepted Holder Agreement, (ii) would cause NHI to be beneficially owned by fewer than 100 persons, or (iii) would cause NHI to be “closely held” under the Internal Revenue Code of 1986, as amended (the “Code”), would be void. For purposes of the ownership limit, shares are beneficially owned by the person who is the actual owner or who is treated as the owner of such shares, directly, indirectly or constructively under the Code.

Any shares that are owned in violation of the ownership limit or that would cause us to be closely held will be automatically converted into shares of “Excess Stock” under our charter effective as of the day before the transaction giving rise to the conversion. Our charter provides that, upon conversion, shares of Excess Stock will be deemed to be contributed into a trust held for the sole benefit of a tax exempt charitable organization designated by our board of directors. Shares of Excess Stock will carry the same voting rights and rights to distributions and dividends as the shares from which they were converted. However, any distributions or dividends paid on the shares of Excess Stock will be held in the trust and all voting rights with respect to the shares of Excess Stock may be exercised only by the trustee. The trustee may sell shares of Excess Stock provided that any such sale would not result in a violation of the ownership limitation. From the proceeds of such sale, the trustee is required to distribute to the record holder of such shares the lesser of (i) the price paid by the record owner for such shares (or, if no consideration was paid by such record owners, the average closing price for such shares for the ten trading days immediately preceding the date the record owner acquired such shares) or (ii) the proceeds received by the trustee. All remaining proceeds will be distributed to the charitable beneficiary.

We may purchase shares converted into Excess Stock for a price per share equal to the lesser of (i) the per share price paid by the record owner in the transaction that cause such shares to be converted into Excess Stock or (ii) the average closing price for such shares for the ten trading days immediately preceding the date NHI exercises its purchase right.

Our board of directors has the power to permit persons to own shares in excess of the ownership limit (thereby becoming Excepted Holders) provided that the board believes that NHI’s REIT status will not be jeopardized and any such persons enter into excepted holder agreements with us.

Effective April 29, 2008, we entered into Excepted Holder Agreements with W. Andrew Adams and certain members of his family. These written agreements are intended to restate and replace the parties’ prior verbal agreement. A separate agreement was entered into with each of the spouse and children of Dr. Carl E. Adams and others within Mr. W. Andrew Adams’ family. We needed to enter into such an agreement with each family member because of the complicated ownership attribution rules under the Code. These agreements permit the “Excepted Holders” to own stock in excess of 9.9% up to the limit specifically provided in the individual agreement and not lose rights with respect to such shares. However, if the stockholder’s stock ownership exceeds the limit then such shares in excess of the limit become Excess Stock. The purpose of these agreements is to ensure that NHI does not violate the prohibition against a real estate investment trust being closely held.

Based on the Excepted Holder Agreements currently outstanding, as of the date of this prospectus, the ownership limit of our outstanding common stock for all other stockholders who are not Excepted Holders is approximately 7.5%. This ownership limit may change if we enter into additional Excepted Holder Agreements. Our charter gives our board of directors broad powers to prohibit and rescind any attempted transfer in violation of the ownership limit.

Upon demand by us, each stockholder must disclose such information with respect to direct and indirect ownership of stock owned (or deemed to be owned after applying the rules applicable to REITs under the Code) as our board of directors deems reasonably necessary in order that we may fully comply with the REIT provisions of the Code. Proposed transferees of stock must also satisfy the board, upon demand, that such transferees will not cause us to fall out of compliance with such provisions.

Election of Directors

Our bylaws provide that our board of directors may establish, increase or decrease the number of directors, provided that the number thereof shall never be less than three nor more than nine. The directors are divided into three classes (Class A, Class B and Class C), with directors in each class serving for three-year terms and only one class up for election each year. Holders of common stock have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the outstanding shares of our common stock can elect all of the class of our directors that are up for election at such annual meeting. A vacancy which arises through the death, resignation or removal of a director or as a result of an increase in the number of directors may be filled by a majority vote of the entire board of directors, and a director so elected shall serve until the next annual meeting of stockholders and until a successor is duly elected and qualified.

Our bylaws provide that nominations of persons for election to our board of directors may be made only:

•	by, or at the direction of, a majority of our board of directors or a duly authorized committee thereof; or

•	by a stockholder who was a stockholder at the time the notice of meeting was given and is entitled to vote at the meeting and who has complied with the advance notice procedures, including the minimum time period, described in the bylaws.

Removal of Directors

Our charter does not vary the default provisions of the MGCL regarding the removal of directors. Accordingly, the stockholders may remove any director, with cause, by the affirmative vote of a majority of all the votes entitled to be cast generally for the election of directors, except that if the stockholders of any class or series are entitled separately to elect one or more directors, a director elected by a class or series may not be removed without cause except by the affirmative vote of a majority of all the votes of that class or series. A director may not be removed without cause.

Business Combination Provisions

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Maryland corporation and any person who is the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of our outstanding voting stock (an “Interested Stockholder”) or any affiliate thereof must be: (a) recommended by our board of directors; and (b) approved by the affirmative vote of at least (i) 80% of our outstanding shares entitled to vote and (ii) two-thirds of the outstanding shares entitled to vote which are not held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, NHI’s common stockholders receive a minimum price (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for his shares. In addition, an Interested Stockholder or any affiliate thereof may not engage in a business combination with us for a period of five years following the date of becoming an Interested Stockholder. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by our board of directors prior to a person’s becoming an Interested Stockholder.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” may not be voted except to the extent approved by a vote of two-thirds of the votes entitled to be cast by stockholders excluding shares owned by the acquirer, officers and directors who are employees of NHI. “Control shares” are shares which, if aggregated with all other shares previously acquired which the person is entitled to vote, would entitle the acquirer to vote in the election of directors within any of the following ranges of voting power: (i) 10% or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of the outstanding shares. Control shares do not include shares the acquiring person is entitled to vote because stockholder approval has previously been obtained. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition and who has obtained a definitive financing agreement with a responsible financial institution providing for any amount of financing not to be provided by the acquiring person may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, NHI may itself present the question at any stockholders’ meeting.

Subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for “fair value” determined, without regard to voting rights, as of the date of the last control shares acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer is entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share in the control shares acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenter’s rights do not apply in the context of control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to the acquisitions approved or excepted by our charter or bylaws prior to a control share acquisition.

The limitation on ownership of stock set forth in our charter, as well as Maryland business combination and control share acquisition statutes, could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offer.

Duties of Directors with Respect to Unsolicited Takeovers

Maryland law provides protection for Maryland corporations against unsolicited takeovers by limiting, among other things, the duties of the directors in unsolicited takeover situations. The duties of directors of Maryland corporations do not require them to (a) accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation, (b) make a determination under the Maryland business combination or control share acquisition statutes described above, or (c) act or fail to act solely because of the effect the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition. Moreover, under Maryland law the act of a director of a Maryland corporation relating to or affecting an acquisition or potential acquisition of control is not subject to any higher duty or greater scrutiny than is applied to any other act of a director. Maryland law also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under Maryland law.

Unsolicited Takeovers

Under Maryland law, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors may elect to be subject to certain statutory provisions relating to unsolicited takeovers which, among other things, would automatically classify the board of directors into three classes with staggered terms of three years each and vest in the board of directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board of directors, even if the remaining directors do not constitute a quorum. These statutory provisions relating to unsolicited takeovers also provide that any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than the next annual meeting of directors as would otherwise be the case, and until his successor is elected and qualified.

An election to be subject to any or all of the foregoing statutory provisions may be made in our charter or bylaws, or by resolution of our board of directors without stockholder approval. Any such statutory provision to which we elect to be subject will apply even if other provisions of Maryland law or our charter or bylaws provide to the contrary. Neither our charter nor our bylaws provides that we are subject to any of the foregoing statutory provisions relating to unsolicited takeovers. However, our board of directors could adopt a resolution, without stockholder approval, to elect to become subject to some or all of these statutory provisions.

Amendments to our Charter

Provisions of our charter on business combinations, the number of directors and certain ownership restrictions may be amended only if approved by our board of directors and by our stockholders by the affirmative vote of two-thirds of all of the votes entitled to be cast by our stockholders on the matter. In certain limited circumstances, the board of directors may amend the charter by way of a majority of the entire board of directors but without action by the stockholders.

Amendments to our Bylaws

To the fullest extent permitted by the MGCL, our board of directors shall have the power at any annual, regular or special meeting (with appropriate notice), to alter or repeal any of our bylaws and to make new bylaws. Our stockholders shall have the power at any annual or special meeting (with appropriate notice), with the approval of stockholders holding more than 66 2/3% of all outstanding shares of our capital stock, to alter or repeal any of our bylaws and to make new bylaws.

Dissolution of NHI

Our dissolution must be approved by our board of directors by a majority vote of the entire board and by our stockholders by the affirmative vote of two-thirds of all the votes entitled to be cast by our stockholders on the matter.

FEDERAL INCOME TAX CONSIDERATIONS AND CONSEQUENCES OF YOUR INVESTMENT

The following discussion summarizes our taxation and the material Federal income tax consequences associated with an investment in our securities. The tax treatment of security holders will vary depending upon the holder’s particular situation, and this discussion addresses only holders that hold securities as a capital asset and does not deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances. This section also does not deal with all aspects of taxation that may be relevant to certain types of holders to which special provisions of the Federal income tax laws apply, including:

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	banks and other financial institutions;

•	tax-exempt organizations (except to the limited extent discussed in “—Taxation of Tax-Exempt Holders”);

•	certain insurance companies;

•	persons liable for the alternative minimum tax;

•	persons that hold securities as a hedge against interest rate or currency risks or as part of a straddle or conversion transaction;

•	non-U.S. individuals and foreign corporations (except to the limited extent discussed in “—Taxation of Non-U.S. Holders”); and

•	holders whose functional currency is not the U.S. dollar.

The statements in this section are based on the Code, its legislative history, current and proposed regulations under the Code, published rulings and court decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any change in the law may apply retroactively. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

No rulings have been issued by, or will be sought from, the IRS, or from any other taxing authority, as to any of the matters described in this prospectus. In the absence of any such rulings, no assurances can be given that the following discussion and opinions will prove to be accurate, or that the courts will agree with the tax consequences described below in the event of a challenge by the IRS.

This section is not a substitute for careful tax planning. We urge you to consult your tax advisor regarding the specific tax consequences to you of ownership of our securities and of our election to be taxed as a REIT. Specifically, you should consult your tax advisor regarding the federal, state, local, foreign, and other tax consequences to you regarding the purchase, ownership and sale of our securities. You should also consult with your tax advisor regarding the impact of potential changes in the applicable tax laws.

U.S. Federal Taxation of NHI as a REIT

We have elected to be taxed as a REIT, and since our formation, have filed our federal income tax return as a REIT. We believe that we have met the requirements for qualification as a REIT since our initial REIT election in 1991, and we expect to qualify as such for each of our taxable years. Our qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, the various qualification tests and organizational requirements imposed under the Code, as discussed below, including qualification tests based on NHI’s assets, income, distributions and stock ownership.

Locke Lord LLP has provided us an opinion that we have been organized and, for the taxable year ended December 31, 2010, through the taxable year ended December 31, 2013, we have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our current manner of organization and proposed method of operation will enable us to continue to satisfy the requirements for qualification and taxation as a REIT under the Code for 2014 and thereafter. You should be aware, however, that opinions of counsel are not binding upon the IRS or any court. In providing its opinion, Locke Lord LLP is relying, as to certain factual matters, upon the statements and representations contained in a certificate provided to Locke Lord LLP by us. Locke Lord LLP has assumed for purposes of its opinion that (i) we have met the requirements for qualification and taxation as a REIT at all times during the period beginning with our initial REIT election in 1991 and ending on December 31, 2009, and (ii) any prior legal opinions we have received to the effect that we satisfied the requirements for qualification and taxation as a REIT are correct. The conclusions reached in the opinion of Locke Lord LLP are expressly conditioned on the accuracy of such assumptions.

Our qualification as a REIT will depend upon our continuing satisfaction of the requirements of the Code relating to qualification for REIT status. Some of these requirements depend upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. Accordingly, while we intend to continue to qualify to be taxed as a REIT, the actual results of our operations for any particular year might not satisfy these requirements. Locke Lord LLP will not monitor our compliance with the requirements for REIT qualification on an ongoing basis. Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT. See “—Failure to Qualify as a REIT” below.

The sections of the Code relating to qualification and operation as a REIT, and the federal income taxation of a REIT and its stockholders, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions and the related rules and regulations.

As a REIT, we generally are not subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning shares in a corporation. Our distributions, however, will generally not be eligible for (i) the lower rate of tax applicable to dividends received by an individual from a “C corporation” (as defined below) or (ii) the corporate dividends received deduction. Further, we will be subject to federal tax in the following circumstances:

•	First, we will have to pay tax at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains.

•	Second, under certain circumstances, we may have to pay the alternative minimum tax on items of tax preference.

•	Third, if we have (a) net income from the sale or other disposition of “foreclosure property,” as defined in the Code, which is held primarily for sale to customers in the ordinary course of business or (b) other non-qualifying income from foreclosure property, we will have to pay tax at the highest corporate rate on that income.

•	Fourth, if we have net income from “prohibited transactions,” as defined in the Code, we will have to pay a 100% tax on that income. Prohibited transactions are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. We do not intend to engage in prohibited transactions. We cannot assure you, however, that we will only make sales that satisfy the requirements of the safe harbor or that the IRS will not successfully assert that one or more of such sales are prohibited transactions.

•	Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below under “—Requirements for Qualification,” but we have nonetheless maintained our qualification as a REIT because we have satisfied other requirements necessary to maintain REIT qualification, we will have to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) the amount by which 75% of our gross income exceeds the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) the amount by which 95% of our gross income exceeds the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect our profitability.

•	Sixth, if we fail, in more than a de minimis fashion, to satisfy one or more of the asset tests under the REIT provisions of the Code for any quarter of a taxable year, but nonetheless continue to qualify as a REIT because we qualify under certain relief provisions, we will likely be required to pay a tax of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset tests.

•	Seventh, if we fail to satisfy one or more of the requirements for REIT qualification under the REIT provisions of the Code (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements.

•	Eighth, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our real estate investment trust ordinary income for that year, (2) 95% of our real estate investment trust capital gain net income for that year and (3) any undistributed taxable income from prior periods, we would have to pay a 4% excise tax on the excess of that required distribution over the sum of (a) the amount actually distributed plus (b) retained amounts on which corporate tax is paid by us.

•	Ninth, if we acquire any appreciated asset from a C corporation in certain transactions in which we must adopt the basis of the asset or any other property in the hands of the C corporation as our basis of the asset in our hands, and we recognize gain on the disposition of that asset during the 10-year period beginning on the date on which we acquired that asset, then we will have to pay tax on the built-in gain at the highest regular corporate rate unless the C corporation made an election to treat the asset as if it were sold for its fair market value at the time of our acquisition. In general, a “C corporation” means a corporation that has to pay full corporate-level tax.

•	Tenth, if we receive non-arm’s length income from one of our taxable REIT subsidiaries (as defined under “—Requirements for Qualification”), we will be subject to a 100% tax on the amount of our non-arm’s-length income.

•	Eleventh, we may elect to retain and pay tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain and would receive a credit or refund for the proportionate share of the tax we paid.

•	Twelfth, income earned by our taxable REIT subsidiaries will be subject to tax at regular rates.

Requirements for Qualification

To qualify as a REIT, we must elect to be treated as a REIT, and we must meet various (a) organizational requirements, (b) gross income tests, (c) asset tests, and (d) annual dividend requirements.

Organizational Requirements

The Code defines a REIT as a corporation, trust or association:

•	that is managed by one or more trustees or directors;

•	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

•	that would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

•	that is neither a financial institution nor an insurance company to which certain provisions of the Code apply;

•	the beneficial ownership of which is held by 100 or more persons;

•	during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals, as defined in the Code to also include certain entities; and

•	which meets certain other tests, described below, regarding the nature of its income and assets.

The Code provides that the conditions described in the first through fourth bullet points above must be met during the entire taxable year and that the condition described in the fifth bullet point above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

We expect that we will satisfy the conditions described in the first through the seventh bullet points of the preceding paragraph. In addition, our charter provides for restrictions regarding the ownership and transfer of our shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in the fifth and sixth bullet points of the preceding paragraph. The ownership and transfer restrictions pertaining to the stock are described in the section “Transfer and Ownership Restrictions Relating to Our Common and Preferred Stock” above.

Where appropriate, we have entered into certain Excepted Holder Agreements that allow certain stockholders to exceed certain charter limits while minimizing the risk that we will fail to satisfy the share requirements. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in the fifth and sixth bullet points above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in the sixth bullet point above, we will be treated as having met this requirement. See “—Failure to Qualify as a REIT” below.

For purposes of determining share ownership under the sixth bullet point, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and the beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of the sixth bullet point.

A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, all of the capital stock of which is owned by the REIT that does not join with the REIT in making a taxable REIT subsidiary election. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

An unincorporated domestic entity, such as a limited liability company, that has a single owner, generally is not treated as an entity separate from its owner for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests.

If, as in our case, a REIT is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate capital share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that capital share. Also, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which we own a direct or indirect interest include such partnership’s share of assets and items of income of any partnership in which it owns an interest. The treatment described above also applies with respect to the ownership of interests in limited liability companies or other entities that are treated as partnerships for tax purposes.

We have direct or indirect control of all partnerships and limited liability companies in which we own an interest and intend to continue to operate them in a manner consistent with the requirements for qualification as a REIT.

Ownership of Interests in Qualified REIT Subsidiaries

We may, from time to time, own interests in subsidiary corporations. We own and operate a number of properties through our wholly-owned subsidiaries that we believe will be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of its outstanding stock and if we do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” as described below. A corporation that is a qualified REIT subsidiary is not treated as a separate corporation for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Code (including all REIT qualification tests). Thus, in applying the U.S. federal income tax requirements described in this prospectus, the subsidiaries in which we own a 100% interest (other than any taxable REIT subsidiaries) are ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries are treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not required to pay U.S. federal income tax, and our ownership of the stock of a qualified REIT subsidiary does not violate the restrictions on ownership of securities of any one issuer which constitute more than 10% of the voting power or value of such issuer’s securities or more than 5% of the value of our total assets, as described below in “—Asset Tests.”

Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT.

First, at least 75% of our gross income for each taxable year (excluding gross income from prohibited transactions) must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets; and

•	income derived from the temporary investment of new capital that is attributable to the issuance of our shares of beneficial interest or a public offering of our debt with a maturity date of at least five years and that we receive during the one year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year (excluding gross income from prohibited transactions) must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities or any combination of these.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, if we attach a schedule of the sources of our income to our return, and if any income would be entitled to the benefit of these relief provisions. As discussed above in “U.S. Federal Taxation of NHI as a REIT,” even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.

Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is generally excluded from both the numerator and the denominator in both income tests. The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property. Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales.

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Second, we must not own, and an actual or constructive owner of 10% or more of our capital stock must not own, actually or constructively, 10% or more of the interests in the assets or net profits of the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant, unless such tenant is our taxable REIT subsidiary and certain other conditions are met. The uncertainty of the application of the attribution rules at any point in time makes uncertain the determination that all or the requisite percentage of rents received by us from tenants that are publicly owned entities, such as National HealthCare Corporation or NHC, are “rents from real property” within the meaning of the Code. We believe that we have not owned directly or by attribution at any time 10% or more of the outstanding ownership interests in any tenant. If the rents received do not qualify, we might not qualify as a REIT unless the relief provisions described below are determined to be available. Management of NHI has carefully reviewed the ownership of NHC and of each other tenant and of our common stock with the foregoing attribution rules in mind and, to the best of its knowledge, we do not own directly or by attribution 10% or more of the outstanding ownership interests in any tenant, including NHC.

•	Third, the rent attributable to the personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year (the “personal property ratio”).

•	Fourth, we cannot furnish or render noncustomary services to the tenants of our properties, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Finally, we may own up to 100% of the stock of one or more taxable REIT subsidiaries, which may provide noncustomary services to our tenants without tainting our rents from the related properties. We have not provided services to leased properties that have caused rents to be disqualified as rents from real property, and in the future, we intend that any services provided will not cause rents to be disqualified as rents from real property.

We generally do not intend to receive rent that fails to satisfy any of the above conditions. Notwithstanding the foregoing, we may have taken and may continue to take actions which fail to satisfy one or more of the above conditions to the extent that we determine, based on the advice of our tax counsel, that those actions will not jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will agree with our determinations of value.

Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all of the facts and circumstances of the particular transaction. There is a safe harbor from such treatment, under which we will not be subject to the 100% tax with respect to a sale of property if (i) the property has been held for at least two years for the production of rental income prior to the sale, (ii) capitalized expenditures on the property in the two years preceding the sale are less than 30% of the net selling price of the property, and (iii) we either (a) have seven or fewer sales of property (excluding certain property obtained through foreclosure and other than certain involuntary conversions) in the year of sale or (b) (x) the aggregate fair market value or aggregate adjusted bases of property sold during the year of sale is 10% or less of the aggregate fair market value or aggregate adjusted bases, respectively, of all our assets as of the beginning of the taxable year, excluding sales of foreclosure property and involuntary conversions, and (y) substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom we derive no income. The sale of more than one property to a buyer as part of one transaction constitutes one sale for purposes of this safe harbor. We intend to own our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning rental properties and making occasional sales of properties as are consistent with our investment objectives, and we believe that we have complied with the safe harbor provisions and will continue to so comply in the future. However, the IRS may successfully contend that some of our sales are prohibited transactions, in which case we would be required to pay the 100% penalty tax on the gains resulting from any such sales.

Hedging Transactions. Except to the extent provided by Treasury Regulations, any income we derive from hedging transactions (which may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts) which is clearly identified as such as specified in the Code, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of either the 75% or 95% gross income tests, and therefore will be exempt from these tests, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate assets or is entered into primarily to manage the risk of foreign currency fluctuations. Income from any hedging transactions not described above will likely continue to be treated as nonqualifying for both the 75% and 95% gross income tests.

The Treasury has the authority to determine whether any item of income or gain which does not otherwise qualify under the 75% or 95% gross income tests, may be excluded as gross income for purposes of such tests or may be considered income that qualifies under such test. We intend to structure any hedging or similar transactions so as not to jeopardize our status as a REIT.

Failure to Satisfy Gross Income Tests

If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet the income tests was due to reasonable cause and not due to willful neglect; and

•	we file a description of each item of our gross income in accordance with applicable Treasury Regulations.

We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. As discussed above in “—U.S. Federal Taxation of NHI as a REIT,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests

To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year:

•	First, at least 75% of the value of our total assets must consist of: (a) cash or cash items, including certain receivables, (b) government securities, (c) real estate assets, including interests in real property, leaseholds and options to acquire real property and leaseholds, (d) interests in mortgages on real property, (e) stock in other REITs; and (f) investments in stock or debt instruments during the one year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five year term;

•	Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets;

•	Third, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities;

•	Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries; and

•	Fifth, no more than 25% of the value of our total assets may consist of the securities of taxable REIT subsidiaries and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

For purposes of the second and third asset tests, the term ‘securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. For purposes of the 10% value test, the term “securities” generally does not include debt securities issued by a partnership to the extent of our interest as a partner of the partnership or if at least 75% of the partnership’s gross income (excluding income from prohibited transactions) is qualifying income for purposes of the 75% gross income test. In addition, “straight debt” and certain other instruments are not treated as “securities” for purposes of the 10% value test.

Failure to Satisfy the Asset Tests

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

If we fail to satisfy one or more of the asset tests for any quarter of a taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. For example, there are relief provisions that are generally available for failures of the 5% asset test and the 10% asset tests if the failure is due to the ownership of assets that do not exceed the lesser of 1% of our total assets or $10 million, and the failure is corrected within six months following the quarter in which it was discovered. Additionally, there are provisions that allow a REIT that fails one or more of the asset requirements to maintain its qualification as a REIT if the failure is due to reasonable cause and not due to willful neglect, we file a schedule with a description of each asset causing the failure in accordance with Treasury Regulations, the failure is corrected within 6 months following the quarter in which it was discovered, and we pay a tax consisting of the greater of $50,000 per failure and a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset test. We may not qualify for the relief provisions in all circumstances.

Taxable REIT Subsidiary

A REIT may directly or indirectly own stock in a taxable REIT subsidiary. A taxable REIT subsidiary may be any corporation in which we directly or indirectly own stock and where both NHI and the subsidiary make a joint election to treat the corporation as a taxable REIT subsidiary, in which case it is treated separately from us and will be subject to federal corporate income taxation. Our stock, if any, of a taxable REIT subsidiary is not subject to the 10% or 5% asset tests. Instead, the value of all taxable REIT securities owned by us cannot exceed 25% of the value of our assets. We currently own all of the membership interests of NHI-SS TRS, LLC, a taxable REIT subsidiary. Such taxable REIT subsidiary will be subject to federal corporate income taxation.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends, to our stockholders in an aggregate amount not less than: the sum of (a) 90% of our “REIT taxable income,” computed without regard to the dividends-paid deduction or our net capital gain or loss, and (b) 90% of our after-tax net income, if any, from foreclosure property, minus the sum of certain items of non-cash income.

We must pay such dividends in the taxable year to which they relate, or in the following taxable year if we declare the dividend before we timely file our federal income tax return for the year and pay the dividend on or before the first regular dividend payment date after such declaration and within the twelve-month period following the close of such year. These distributions generally are taxable to our existing stockholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions may relate to the prior year for purposes of the 90% distribution requirement. However, if we declare a dividend in October, November or December of a taxable year, such dividend is payable to stockholders of record on a specified date in any such month and such dividend is actually paid before the end of the January of the following year, such dividend will be treated as both paid by us and received by our stockholders on December 31 of the year in which it was declared.

In order for distributions to be counted toward our distribution requirement and to provide a tax deduction to us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares within a particular class and is in accordance with the preferences among our different classes of stock set forth in our organizational documents. A distribution of a preferential dividend may cause other distributions to be treated as preferential dividends, possibly preventing us from satisfying the requirements for REIT qualification.

To the extent that we do not distribute all of our net capital gains or distribute at least 90%, but less than 100%, of our real estate investment trust taxable income, as adjusted, we will have to pay tax on those amounts at regular ordinary and capital gains corporate tax rates. Furthermore, if we fail to distribute during each calendar year at least the sum of (a) 85% of our ordinary income for that year, (b) 95% of our capital gain net income for that year, and (c) any undistributed taxable income from prior periods, we would have to pay a 4% nondeductible excise tax on the excess of the required dividend over the amounts actually distributed.

We believe we have made, and intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. Further, we believe that our cash flow will generally exceed our REIT taxable income, and therefore, we anticipate that we will generally have sufficient cash or liquid assets to satisfy the distribution requirements. However, from time to time, we may not have sufficient cash or other liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income, or if the amount of nondeductible expenses (such as principal amortization or capital expenses) exceeds the amount of noncash deductions (such as depreciation). If these timing differences occur, we may be required to borrow funds or sell assets to pay cash dividends or we may be required to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirements for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest and penalties based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid paying a penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of the outstanding common stock. We have complied and intend to continue to comply with these requirements.

Accounting Period

In order to elect to be taxed as a REIT, we must use a calendar year accounting period. We will use the calendar year as our accounting period for federal income tax purposes for each and every year we intend to operate as a REIT.

Failure to Qualify as a REIT

If we failed to qualify as a REIT in any taxable year and no relief provision applied, we would have the following consequences. We would be subject to federal income tax and any applicable alternative minimum tax at rates applicable to regular C corporations on our taxable income, determined without reduction for amounts distributed to stockholders. We would not be required to make any distributions to stockholders, and any dividends to stockholders would be taxable as ordinary income to the extent of our current and accumulated earnings and profits (which may be subject to tax at preferential rates to individual stockholders). Corporate stockholders could be eligible for a dividends-received deduction if certain conditions are satisfied. Unless we qualified for relief under specific statutory provisions, we would not be permitted to elect taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We might not be entitled to the statutory relief described in this paragraph in all circumstances.

Relief From Certain Failures of the REIT Qualification Provisions

If we fail to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements. We may not qualify for this relief provision in all circumstances.

Taxation of Taxable U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of securities that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the U.S.;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of U.S., any State thereof or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our stock.

As long as we qualify as a REIT, distributions made by us out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to our taxable U.S. holders as ordinary income. Individuals receiving “qualified dividends” from domestic and certain qualifying foreign subchapter C corporations may be entitled to lower rates on dividends (at rates applicable to long-term capital gains, currently at a maximum rate of 20%) provided certain holding period requirements are met. However, individuals receiving dividend distributions from us, a REIT, will generally not be eligible for such lower rates on dividends except with respect to the portion of any distribution which (a) represents dividends being passed through to us from a corporation in which we own shares (but only if such dividends would be eligible for the lower rates on dividends if paid by the corporation to its individual stockholders) (b) is equal to our REIT taxable income (taking into account the dividends paid deduction available to us) less any taxes paid by us on these items during our previous taxable year, or (c) are attributable to built-in gains realized and recognized by us from disposition of properties acquired by us in non-recognition transaction, less any taxes paid by us on these items during our previous taxable year. The lower rates will apply only to the extent we designate a distribution as qualified dividend income in a written notice to you. Individual taxable U.S. holders should consult their own tax advisors to determine the impact of these provisions. Dividends of this kind will not be eligible for the dividends received deduction in the case of taxable U.S. holders that are corporations. Dividends made by us that we properly designate as capital gain dividends will be taxable to taxable U.S. holders as gain from the sale of a capital asset held for more than one year, to the extent that such designated amounts do not exceed our actual net capital gain for the taxable year, without regard to the period for which a taxable U.S. holders has held its common stock. Thus, with certain limitations, capital gain dividends received by an individual taxable U.S. holder may be eligible for preferential rates of taxation. Taxable U.S. holders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gains on the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are individuals, to the extent of previously-claimed depreciation deductions.

To the extent that we pay dividends, not designated as capital gain dividends, in excess of our current and accumulated earnings and profits, these dividends will be treated first as a tax-free return of capital to each taxable U.S. holder. Thus, these dividends will reduce the adjusted basis which the taxable U.S. holder has in our stock for tax purposes by the amount of the dividend, but not below zero. Dividends in excess of a taxable U.S. holder’s adjusted basis in its common stock will be taxable as capital gains, provided that the stock is held as a capital asset.

Stockholders may not include in their own income tax returns any of our net operating losses or capital losses. However, we generally are allowed to carry over such losses for potential offset against our future income, subject to certain limitations.

We may elect to retain, rather than distribute, all or a portion of our net long-term capital gains and pay the tax on such gains. If we make such an election, we will designate amounts as undistributed capital gains in respect of your shares or beneficial interests by written notice to you which we will mail out to you with our annual report or at any time within 60 days after December 31 of any year. When we make such an election, taxable U.S. holders holding common stock at the close of our taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of our taxable year falls, the amount that we designate in a written notice mailed to our stockholders. We may not designate amounts in excess of our undistributed net capital gain for the taxable year. Each taxable U.S. holder required to include the designated amount in determining the holder’s long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by us in respect of such U.S. holder’s share of our undistributed net capital gains. Taxable U.S. holders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax they are deemed to have paid. Taxable U.S. holders will increase their basis in their stock by the difference between the amount of the includible gains and the tax deemed paid by the stockholder in respect of these gains.

Dividends made by us and gain arising from a taxable U.S. holder’s sale or exchange of our stock will not be treated as passive activity income. As a result, taxable U.S. holders generally will not be able to apply any passive losses against that income or gain. A U.S. holder may elect to treat capital gain dividends, capital gains from the disposition of stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the holder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

When a taxable U.S. holder sells or otherwise disposes of our securities, the holder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received on the sale or other disposition, and (b) the holder’s adjusted basis in the security for tax purposes. This gain or loss will be capital gain or loss if the U.S. holder has held the security as a capital asset. The gain or loss will be long-term gain or loss if the U.S. holder has held the security for more than one year. Long-term capital gains of an individual taxable U.S. holder is generally taxed at preferential rates (currently, a maximum of 20%). Any gain recognized by an individual stockholder on the sale of our securities held for less than one year will be taxed at ordinary income rates (currently, a maximum of 39.6%). The characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum of $3,000 annually. A non-corporate taxpayer may carry unused capital losses forward indefinitely. A corporate taxpayer must pay tax on its net capital gains at corporate ordinary-income rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses carried back three years and forward five years. In general, any loss recognized by a taxable U.S. holder when the holder sells or otherwise disposes of our securities that the holder has held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of dividends received by the holder from us which were required to be treated as long-term capital gains.

Redemption or Repurchase by Us

A redemption or repurchase of shares of our stock will be treated under Section 302 of the Code as a distribution taxable as a dividend to the extent of our current and accumulated earnings and profits at ordinary income rates unless the redemption or repurchase satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed or repurchased shares. The redemption or repurchase will be treated as a sale or exchange if it:

•	is “substantially disproportionate” with respect to the U.S. holder;

•	results in a “complete termination” of the U.S. holder’s stock interest in us; or

•	is “not essentially equivalent to a dividend” with respect to the U.S. holder, all within the meaning of Section 302(b) of the Code.

In determining whether any of these tests have been met, shares of capital stock, including common stock and other equity interests in us, considered to be owned by the U.S. holder by reason of certain constructive ownership rules set forth in the Code, as well as shares of our capital stock actually owned by the U.S. holder, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to the U.S. holder depends upon the facts and circumstances at the time that the determination must be made, U.S. holders are advised to consult their tax advisors to determine such tax treatment.

If a redemption or repurchase of shares of our stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. A U.S. holder’s adjusted basis in the redeemed or repurchased shares of the stock for tax purposes will be transferred to its remaining shares of our capital stock, if any. If a U.S. holder owns no other shares of our capital stock, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

If a redemption or repurchase of shares of our stock is not treated as a distribution taxable as a dividend, it will be treated as a taxable sale or exchange.

Medicare Tax on Investment Income

Subject to certain exceptions, U.S. holders that are individuals, estates or trusts are required to pay a 3.8% Medicare tax on, among other items of income, dividends and capital gains from the sale or other disposition of our stock. U.S. holders are urged to consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of our stock.

Information Reporting Requirements and Backup Withholding

We will report to our holders of our stock and to the IRS the amount of interest or dividends we pay during each calendar year and the amount of tax we withhold, if any. A holder may be subject to backup withholding with respect to dividends unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A holder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the holder’s income tax liability. In addition, we may be required to withhold a portion of capital gain dividends to any holders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. holders, see “—Taxation of Non-U.S. Holders.”

Taxation of Tax-Exempt Holders

Amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income when received by a tax-exempt entity. Provided that a tax-exempt holder is not one of the types of entity described in the next paragraph and has not held its stock as “debt-financed property” within the meaning of the Code, and the stock is not otherwise used in a trade or business, the dividend income from the stock will not be unrelated business taxable income to a tax-exempt stockholder. Similarly, income from the sale of stock will not constitute unrelated business taxable income unless the tax-exempt holder has held the stock as “debt-financed property” within the meaning of the Code or has used the stock in a trade or business.

Income from an investment in our securities will constitute unrelated business taxable income for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under the applicable subsections of Section 501(c) of the Code, unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its securities. Prospective investors of the types described in the preceding sentence should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the foregoing, however, a portion of the dividends paid by a “pension-held REIT” will be treated as unrelated business taxable income to any trust which:

•	is described in Section 401(a) of the Code;

•	is tax-exempt under Section 501(a) of the Code; and

•	holds more than 10% (by value) of the equity interests in the REIT.

Tax-exempt pension, profit-sharing and stock bonus funds that are described in Section 401(a) of the Code are referred to below as “qualified trusts.” A REIT is a “pension-held REIT” if:

•	it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts will be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust (rather than by the trust itself); and

•	either (a) at least one qualified trust holds more than 25% by value of the interests in the REIT or (b) one or more qualified trusts, each of which owns more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% by value of the interests in the REIT.

The percentage of any REIT dividend treated as unrelated business taxable income to a qualifying trust is equal to the ratio of (a) the gross income of the REIT from unrelated trades or businesses, determined as though the REIT were a qualified trust, less direct expenses related to this gross income, to (b) the total gross income of the REIT, less direct expenses related to the total gross income. We do not expect to be classified as a pension-held REIT, but this cannot be guaranteed.

The rules described above in “—Taxation of Taxable U.S. Holders” concerning the inclusion of our designated undistributed net capital gains in the income of our stockholders will apply to tax-exempt entities. Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.

Taxation of Non-U.S. Holders

The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. holders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of common stock, including any reporting requirements.

Ordinary Dividends. Dividends, other than dividends that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests, as discussed below, and other than dividends designated by us as capital gain dividends, will be treated as ordinary income to the extent that they are made out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the dividend will ordinarily apply to dividends of this kind to non-U.S. holders, unless an applicable income tax treaty reduces that tax. However, if income from an investment in our stock is treated as effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business or is attributable to a permanent establishment that the non-U.S. holder maintains in the U.S. (if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. holder to U.S. taxation on a net income basis), tax at graduated rates will generally apply to the non-U.S. holder in the same manner as U.S. holders are taxed with respect to dividends, and the 30% branch profits tax may also apply if the stockholder is a foreign corporation. We expect to withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a non-U.S. holder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate (ordinarily, IRS Form W-8BEN or W-8BEN-E) is filed with us or the appropriate withholding agent or (b) the non-U.S. holders files an IRS Form W-8ECI or a successor form with us or the appropriate withholding agent claiming that the dividends are effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business. However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.

Dividends to a non-U.S. holder that are designated by us at the time of dividend as capital gain dividends which are not attributable to or treated as attributable to the disposition by us of a U.S. real property interest generally will not be subject to U.S. federal income taxation, except as described below.

Return of Capital. Distributions in excess of our current and accumulated earnings and profits, which are not treated as attributable to the gain from our disposition of a U.S. real property interest, will not be taxable to a non-U.S. holder to the extent that they do not exceed the adjusted basis of the non-U.S. holder’s stock. Distributions of this kind will instead reduce the adjusted basis of the stock. To the extent that distributions of this kind exceed the adjusted basis of a non-U.S. holder’s common stock, they will give rise to tax liability if the non-U.S. holder otherwise would have to pay tax on any gain from the sale or disposition of its common stock, as described below. If it cannot be determined at the time a distribution is made whether the distribution will be in excess of current and accumulated earnings and profits, withholding will apply to the distribution at the rate applicable to dividends. However, the non-U.S. holder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of our current accumulated earnings and profits.

Capital Gain Dividends. For any year in which we qualify as a REIT, dividends that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a non-U.S. holder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended. Under this statute, these dividends are taxed to a non-U.S. holder as if the gain were effectively connected with a U.S. business. Thus, non-U.S. holders will be taxed on the dividends at the normal capital gain rates applicable to U.S. holders, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of non-U.S. holders that are individuals. The above rules relating to distributions attributable to gains from our sales or exchanges of U.S. real property interests (or such gains that are retained and deemed to be distributed) will not apply with respect to a non-U.S. holder that does not own more than 5% of our common stock at any time during the taxable year, provided our common stock is “regularly traded” on an established securities market in the U.S. We believe, but cannot guarantee, that our stock is, or will remain, “regularly traded.” We are required by applicable Treasury Regulations under the Foreign Investment in Real Property Tax Act of 1980, as amended, to withhold 35% of any distribution that we could designate as a capital gains dividend. However, if we designate as a capital gain dividend a distribution made before the day we actually effect the designation, then although the distribution may be taxable to a non-U.S. holder, withholding does not apply to the distribution under this statute. Rather, we must effect the 35% withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The non-U.S. holder may credit the amount withheld against its U.S. tax liability.

Sale of Our Stock. Gain recognized by a non-U.S. holder upon a sale or exchange of our stock generally will not be taxed under the Foreign Investment in Real Property Tax Act if we are a “domestically controlled REIT,” defined generally as a REIT, less than 50% in value of whose stock is and was held directly or indirectly by foreign persons at all times during a specified testing period. We believe, but cannot guarantee, that we have been and will continue to be a domestically controlled REIT, and, therefore, that taxation under this statute generally should not apply to the sale of our common stock. However, because our stock is publicly traded, no assurance can be given that the we will qualify as a domestically controlled REIT at any time in the future. Gain to which this statute does not apply will be taxable to a non-U.S. holder if investment in the common stock is treated as effectively connected with the non-U.S. holder’s U.S. trade or business or is attributable to a permanent establishment that the non-U.S. holder maintains in the U.S. (if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. holders to U.S. taxation on a net income basis). In this case, the same treatment will apply to the non-U.S. holders as to U.S. holders with respect to the gain. In addition, gain to which the Foreign Investment in Real Property Tax Act does not apply will be taxable to a non-U.S. holder if the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year to which the gain is attributable. In this case, a 30% tax will apply to the nonresident alien individual’s capital gains. A similar rule will apply to capital gain dividends to which this statute does not apply.

If we were not a domestically controlled REIT, tax under the Foreign Investment in Real Property Tax Act would apply to a non-U.S. holder’s sale of common stock only if the selling non-U.S. holders owned more than 5% of the class of common stock sold at any time during a specified period. This period is generally the shorter of the period that the non-U.S. holder owned the common stock sold or the five-year period ending on the date when the stockholder disposed of the common stock. If tax under this statute applies to the gain on the sale of common stock, the same treatment would apply to the non-U.S. holder as to U.S. holders with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. holder, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. holder’s country of residence.

Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. holder may be subject to information reporting and backup withholding unless such holder establishes and exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or are paying agent has actual knowledge, or reason to know, that a non-U.S. holder is a U.S. person.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS in a timely manner.

Tax Aspects of the Partnerships

We own, directly or indirectly, interests in various partnerships and limited liability companies which are treated as partnerships or disregarded entities for U.S. federal income tax purposes and may own interests in additional partnerships and limited liability companies in the future. Our ownership interests in such partnerships and limited liability companies involve special tax considerations. These special tax considerations include, for example, the possibility that the IRS might challenge the status of one or more of the partnerships or limited liability companies in which we own an interest as partnerships or disregarded entities, as opposed to associations taxable as corporations, for U.S. federal income tax purposes. If a partnership or limited liability company in which we own an interest, or one or more of its subsidiary partnerships or limited liability companies, were treated as an association, it would be taxable as a corporation and would therefore be subject to an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change, and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “U.S. Federal Taxation of NHI as a REIT—Asset Tests” and “U.S. Federal Taxation of NHI as a REIT—Income Tests” above. This, in turn, could prevent us from qualifying as a REIT. See “—Failure to Qualify as a REIT” for a discussion of the effect on our failure to meet these tests. In addition, a change in the tax status of one or more of the partnerships or limited liability companies in which we own an interest might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

Treasury Regulations that apply for tax periods beginning on or after January 1, 1997, provide that a domestic business entity not organized or otherwise required to be treated as a corporation (an “eligible entity”) may elect to be taxed as a partnership or disregarded entity for U.S. federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for U.S. federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an eligible entity which did not exist or did not claim a classification prior to January 1, 1997, will be classified as a partnership or disregarded entity for U.S. federal income tax purposes unless it elects otherwise. The partnerships and limited liability companies in which we own an interest intend to claim classification as partnerships or disregarded entities under these Treasury Regulations. As a result, we believe that these partnerships and limited liability companies will be classified as partnerships or disregarded entities for U.S. federal income tax purposes.

Taxation of the Leases

The availability to us of, among other things, depreciation on our Health Care Facilities will depend upon the treatment of us as the owner of the Health Care Facilities and the classification of our leases as true leases, rather than, for example, financing transactions for federal income tax purposes. Based on a number of court decisions, whether we will be treated as the owner of the Health Care Facilities and whether each lease will constitute a true lease for federal income tax purposes will be determined by reference to the facts and circumstances.

No assurances can be given that the IRS will not successfully challenge our status as the owner of the Health Care Facilities and the status of each lease as a true lease. For example, the IRS could take the position that NHC’s original contribution of the real property in 1991 and leaseback of the Health Care Facilities by NHC constituted a financing transaction in which NHC is the owner and NHI merely a secured creditor. In such event, we would not be entitled to claim depreciation with respect to any facility subject to the lease. As a consequence, we might lack sufficient cash or liquid assets to meet the distribution requirements, or if the requirements were met, a larger percentage of distributions from us in a particular year would constitute ordinary dividend income instead of a partial return of capital to our stockholders.

State and Local Taxes

We and/or our securityholders may be subject to taxation by various states and localities, including those in which we or a holder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. For instance, while some states recognize the status of REITs as corporations and permit them to substantially eliminate corporate-level taxation via deductible distributions, other states may not. Consequently, holders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in our securities.

Withholding Taxes on Certain Foreign Accounts

Recently enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non- U.S. entities. Under these rules, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. holders who own our capital stock through foreign accounts or foreign intermediaries and certain non-U.S. holders. Specifically, after June 30, 2014, a 30% withholding tax may be imposed on dividends, and, after December 31, 2016, gross proceeds from the sale or other disposition of capital stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to certain other account holders. Prospective investors should consult their tax advisors regarding these rules.

Investors Should Seek Their Own Tax Advice

The preceding is a brief summary of the tax considerations potentially affecting NHI and its stockholders. This discussion is based on the current state of the law, which is subject to legislative, administrative or judicial actions. Moreover, the discussion does not fully address consideration that may adversely affect the treatment of certain prospective investors (such as corporations, foreign and tax-exempt investors). In these circumstances, and particularly because the ultimate tax impact may vary depending upon the personal circumstances of each investor, ALL PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX ASPECTS OF OWNING AND DISPOSING OF COMMON STOCK OR PREFERRED STOCK OF NHI.

Taxation of Debt Securities

The following summary describes certain material U.S. federal income tax consequences of acquiring, owning and disposing of debt securities issued by NHI. This discussion assumes the debt securities will be issued with no more than a de minimis amount of original issue discount for U.S. federal income tax purposes.

U.S. Holders

Stated Interest and Market Discount. U.S. holders of debt securities will be required to include stated interest on the debt securities in gross income for federal income tax purposes in accordance with their methods of accounting for tax purposes. Purchasers of debt securities should be aware that the holding and disposition of debt securities may be affected by the market discount provisions of the Code. These rules generally provide that if a U.S. holder of a debt security purchases it at a market discount and thereafter recognizes gain on a disposition of the debt security, including a gift or payment on maturity, the lesser of the gain or appreciation, in the case of a gift, and the portion of the market discount that accrued while the debt security was held by the U.S. holder will be treated as ordinary interest income at the time of the disposition. For this purpose, a purchase at a market discount includes a purchase after original issuance at a price below the debt security’s stated principal amount. The market discount rules also provide that a U.S. holder who acquires a debt security at a market discount and who does not elect to include the market discount in income on a current basis may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry the debt security until the U.S. holder disposes of the debt security in a taxable transaction.

A U.S. holder of a debt security acquired at a market discount may elect to include the market discount in income as the discount on the debt security accrues, either on a straight line basis, or, if elected, on a constant interest rate basis. The current inclusion election, once made, applies to all market discount obligations acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a U.S. holder of a debt security elects to include market discount in income in accordance with the preceding sentence, the foregoing rules with respect to the recognition of ordinary income on a sale or particular other dispositions of such debt security and the deferral of interest deductions on indebtedness related to such debt security would not apply.

Amortizable Bond Premium. Generally, if the tax basis of a debt security held as a capital asset exceeds the amount payable at maturity of the debt security, the excess may constitute amortizable bond premium that the U.S. holder may elect to amortize under the constant interest rate method and deduct the amortized premium over the period from the U.S. holder’s acquisition date to the debt security’s maturity date. A U.S. holder who elects to amortize bond premium must reduce the tax basis in the related debt security by the amount of the aggregate deductions allowable for amortizable bond premium.

The amortizable bond premium deduction is treated as an offset to interest income on the related security for federal income tax purposes. Prospective investors are urged to consult their own tax advisors as to the consequences of the treatment of this premium as an offset to interest income for federal income tax purposes.

Payments in Excess of Stated Interest and Principal. In certain circumstances, we may be obligated to make payments in excess of stated interest and the principal amount of the debt securities. Unless otherwise provided in the prospectus supplement pursuant to which any such debt securities are issued, we intend to take the position that the debt securities should not be treated as contingent payment debt instruments because of these additional payments. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the debt securities, that such additional amounts will have to be paid. Assuming such position is respected, any amounts paid to a U.S. holder pursuant to any such redemption or repurchase, as applicable, would be taxable as described below in “– U.S. Holders – Disposition.” This position is binding on a U.S. holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. The IRS, however, may take a position contrary to NHI’s position, which could affect the timing and character of a U.S. holder’s income and the timing of deductions with respect to the debt securities. U.S. holders are urged to consult their own tax advisors regarding the potential application to our debt securities of the contingent payment debt instrument rules and the consequences thereof.

Disposition. In general, a holder of a debt security will recognize gain or loss upon the sale, exchange, redemption, payment upon maturity or other taxable disposition of the debt security. The gain or loss is measured by the difference between (a) the amount of cash and the fair market value of property received and (b) the U.S. holder’s tax basis in the debt security as increased by any market discount previously included in income by the U.S. holder and decreased by any amortizable bond premium deducted over the term of the debt security. However, the amount of cash and the fair market value of other property received excludes cash or other property attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income. Subject to the market discount and amortizable bond premium rules described above, any gain or loss will generally be long-term capital gain or loss, provided the debt security was a capital asset in the hands of the U.S. holder and had been held for more than one year.

Non-U.S. Holders

Interest. Interest paid to a non-U.S. holder on its debt securities that is not effectively connected with such holder’s conduct of a U.S. trade or business will not be subject to U.S. federal withholding tax, provided that:

•	such holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of NHI entitled to vote;

•	such holder is not a controlled foreign corporation with respect to which NHI is a “related person” within the meaning of Section 864(d)(4) of the Code;

•	such holder is not a bank that received such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	(a) the non-U.S. holder certifies in a statement provided to NHI or its paying agent, under penalties of perjury, that it is not a U.S. person within the meaning of the Code and provides its name and address, (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the debt securities on behalf of the non-U.S. holder certifies to NHI or its paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. holder, has received from the non-U.S. holder a statement, under penalties of perjury, that such holder is not a U.S. person and provides NHI or its paying agent with a copy of such statement or (c) the non-U.S. holder holds its debt securities directly through a “qualified intermediary” and certain conditions are satisfied.

The statement may be made on an IRS Form W-8BEN or a substantially similar form, and the non-U.S. holder must inform the withholding agent of any change in the information on the statement within 30 days of such change.

A non-U.S. holder generally will also be exempt from withholding tax on interest if such amount is effectively connected with such holder’s conduct of a U.S. trade or business and the holder provides NHI with appropriate certification (as discussed below under “—Non-U.S. Holders—U.S. Trade or Business”).

If a non-U.S. holder does not satisfy the requirements above, interest paid to such non-U.S. holder generally will be subject to a 30% U.S. federal withholding tax. Such rate may be reduced or eliminated under a tax treaty between the U.S. and the non-U.S. holder’s country of residence. To claim a reduction or exemption under a tax treaty, a non-U.S. holder must generally complete an IRS Form W-8BEN (or applicable successor form) and claim the reduction or exemption on the form.

Sale or Other Taxable Disposition of the Debt Securities. A non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other taxable disposition of a debt security so long as (i) the gain is not effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (or, if a tax treaty applies, the gain is not attributable to a U.S. permanent establishment maintained by such non-U.S. holder) and (ii) in the case of a non-U.S. holder who is an individual, such non-U.S. holder is not present in the U.S. for 183 days or more in the taxable year of disposition or certain other requirements are not met. A non-U.S. holder who is an individual and does not meet this exemption should consult his or her tax advisor regarding the potential liability for U.S. federal income tax on such holder’s gain realized on a debt security.

In certain circumstances, we may be required to make certain payments in excess of stated interest and the principal amount of the debt securities. Except as otherwise described in the applicable prospectus supplement, such payments generally should be treated as additional amounts paid for the debt securities, subject to the rules described above.

U.S. Trade or Business. If interest paid on a debt security or gain from a disposition of a debt security is effectively connected with a non-U.S. holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, the non-U.S. holder maintains a U.S. permanent establishment to which such amounts are generally attributable), the non-U.S. holder generally will be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. holder. If a non-U.S. holder is subject to U.S. federal income tax on the interest on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided, generally on IRS Form W-8ECI). A non-U.S. holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a debt security or gain from a disposition of a debt security will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the corporation of a U.S. trade or business.

ERISA CONSIDERATIONS

NHI intends to conduct its affairs so that its assets will not be deemed to be “plan assets” of any individual retirement account, employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or other qualified retirement plan subject to Section 4975 of the Code which acquires its securities. The Company believes that, under present law, its distributions do not create so called “unrelated business taxable income” to tax exempt entities such as pension trusts, subject, however, to special rules which apply to pension trusts holding more than 10% of the securities.

PLAN OF DISTRIBUTION

We may offer and sell the securities from time to time as follows:

•	through agents;

•	to or through dealers or underwriters;

•	directly to other purchasers;

•	in block trades;

•	through a combination of any of these methods of sale; and

•	through any other method permitted by applicable law and described in a prospectus supplement.

In addition, the securities may be issued as a dividend or distribution or in a subscription rights offering to existing holders of securities. In some cases, we may also repurchase securities and reoffer them to the public by one or more of the methods described above.

The prospectus supplement with respect to any offering of securities will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	any securities exchange on which the securities may be listed.

Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The securities we distribute by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices;

•	at prices determined by an auction process; or

•	at negotiated prices.

We may solicit offers to purchase securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

From time to time, we may sell securities to one or more dealers as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public.

We may sell securities from time to time to one or more underwriters, who would purchase the securities as principals for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we will execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include information about any underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

Underwriters or agents could make sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on the NYSE, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may, and if acting as agent in an “at-the-market” equity offering will, be deemed to be an underwriter, as that term is defined in the Securities Act, of the offered securities.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. Additionally, before the expiration date for the subscription rights, the standby underwriters may offer the securities, including securities they may acquire through the purchase and exercise of subscription rights, on a when-issued basis at prices set from time to time by them. After the expiration date, the standby underwriters may offer the securities, whether acquired under the standby underwriting agreement, on exercise of subscription rights or by purchase in the market, to the public at prices to be determined by them. Thus, standby underwriters may realize profits or losses independent of the underwriting discounts or commissions we may pay them. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us. Any dealer-manager we retain may acquire securities by purchasing and exercising the subscription rights and resell the securities to the public at prices it determines. As a result, a dealer-manager may realize profits or losses independent of any dealer-manager fee paid by us.

We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for payment and delivery on future dates. The third parties with whom we may enter into contracts of this kind may include banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and others. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations and will include information about any commissions we may pay for soliciting these contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against civil liabilities, including liabilities under the Securities Act.

Underwriters may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 of Regulation M. Rule 104 permits stabilizing bids to purchase the securities being offered as long as the stabilizing bids do not exceed a specified maximum. Underwriters may over-allot the offered securities in connection with the offering, thus creating a short position in their account. Syndicate covering transactions involve purchases of the offered securities by underwriters in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of these transactions. These transactions, if commenced, may be discontinued at any time.

The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, NHI and its subsidiaries in the ordinary course of business.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Locke Lord LLP. Any underwriters will be advised about other issues relating to any transaction by their own legal counsel.

EXPERTS

The financial statements and schedules as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, which are included in our Annual Report on Form 10-K for the year ended December 31, 2013 and the historical statement of revenues and certain direct operating expenses of Care YBE Subsidiary LLC for the year ended December 31, 2012, as set forth in the Current Report on Form 8-K/A filed by us with the SEC on September 4, 2013, incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Holiday AL Holdings LP as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, included in Amendment No. 1 to National Health Investors, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013 filed with the SEC on February 24, 2014 have been audited by Ernst & Young LLP, independent auditors, as set for in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of the NHI portfolio as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, included in National Health Investors, Inc.’s Current Report on Form 8-K/A filed with the SEC on March 3, 2014 have been audited by Ernst & Young LLP, independent auditors, as set for in their report thereon, included therein, and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

3,500,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

December     , 2014

BofA Merrill Lynch

J.P. Morgan

Wells Fargo Securities